UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement.

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☐	Soliciting Material Pursuant to §240.14a-12.

AMERICAN TOWER CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2014

Dear Stockholder:

It is a pleasure to invite you to our 2014 Annual Meeting in Boston, Massachusetts on Tuesday, May 20, 2014 at 11:00 a.m., local time, to be held in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116. We have included the official notice of meeting, proxy statement and form of proxy with this letter. The proxy statement describes in detail the matters listed in the notice of meeting.

Every stockholder vote is important. Therefore, I urge you to vote as soon as possible so that your shares will be represented at the meeting. You may vote your shares over the Internet, or if you received a paper copy of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet or by written proxy card or voting instruction card will ensure your representation at the meeting regardless of whether you attend in person. You may withdraw your proxy and vote in person at the meeting if you wish to do so.

Your Board of Directors and management look forward to greeting those of you who are able to attend.

Sincerely,

James D. Taiclet, Jr.
Chairman of the Board, President and Chief Executive Officer

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2014

To the Stockholders:

The 2014 Annual Meeting of Stockholders of American Tower Corporation, a Delaware corporation, will be held in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116, on Tuesday, May 20, 2014 at 11:00 a.m., local time, to consider and act upon the following matters:

1.	To elect nine Directors for the ensuing year or until their successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014;

3.	To approve, on an advisory basis, our executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 25, 2014 are entitled to notice of, and to vote at, the Annual Meeting. Our stock transfer books will remain open for the transfer of our common stock. For a period of ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices for inspection by any stockholder of record for any purpose germane to the Annual Meeting.

By order of the Board of Directors,

Edmund DiSanto
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Boston, Massachusetts

April 4, 2014

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY MAIL (AS APPLICABLE) BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION CARD.

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2014

GENERAL INFORMATION

Questions and Answers

Q.	Why did I receive these proxy materials?

A.	These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of American Tower Corporation, a Delaware corporation (the Company or American Tower), for use at its 2014 Annual Meeting of Stockholders (Annual Meeting) to be held on May 20, 2014, or any adjournments or postponements thereof.

The Company has made these materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail, because you were a stockholder as of March 25, 2014, the record date fixed by the Board of Directors, and are therefore entitled to receive notice of the Annual Meeting (Notice) and to vote on matters presented at the meeting.

Q.	Why did I receive a Notice instead of a full set of proxy materials?

A.	As permitted by rules adopted by the Securities and Exchange Commission (SEC), we are making this Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2013 available electronically via the Internet at www.proxyvote.com. Our Annual Report to Stockholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 26, 2014, excluding exhibits. On or about April 4, 2014, we mailed you a Notice containing instructions on how to access this Proxy Statement and our Annual Report and vote over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how you may submit your proxy over the Internet. If you received the Notice by mail and would like a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

Q.	When and where is the Annual Meeting being held?

A.	The Annual Meeting will be held on Tuesday, May 20, 2014 at 11:00 a.m., local time, in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116.

Q.	Who is entitled to vote at the Annual Meeting?

A.	If you are a holder of American Tower’s common stock (Common Stock) at the close of business on March 25, 2014, the record date fixed by the Board of Directors, you may vote the shares of Common Stock that you hold on that date at the Annual Meeting. With respect to the matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote. On March 25, 2014, there were 395,657,262 shares of Common Stock outstanding and entitled to vote.

Q.	What constitutes a quorum for the Annual Meeting?

A.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on March 25, 2014 will constitute a quorum for the transaction of business. We will count abstentions and shares held by brokers or nominees who have not received instructions from the beneficial owner (broker non-votes) as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Q.	What items will be voted on at the Annual Meeting and what is the required vote?

A.	As a stockholder, you are entitled to vote on the following proposals:

•	Proposal 1 – To elect the nine nominees to the Board of Directors named in this Proxy Statement;

•	Proposal 2 – To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014; and

•	Proposal 3 – To approve, on an advisory basis, our executive compensation.

Directors receiving an affirmative majority of votes cast (i.e., the number of shares cast “for” a Director nominee must exceed the number of votes cast “against” that nominee) will be elected. Similarly, Proposals 2 and 3 each require an affirmative majority of the votes cast (i.e., the number of shares cast “for” the proposal must exceed the number of votes cast “against” that proposal). We will not count shares that abstain from voting on a particular matter as votes cast “for” or “against” such matter, and therefore, they will have no effect on the outcome of the vote or any of the Proposals.

Although the advisory vote on executive compensation is non-binding, our Compensation Committee of the Board of Directors (Compensation Committee) will consider and take into account the vote results in making future executive compensation determinations.

Q.	How will proxies be voted at the Annual Meeting?

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•

Your broker or nominee will not have the authority to exercise discretion to vote such shares with respect to Proposals 1 and 3, because the New York Stock Exchange (NYSE) rules treat these matters as non-routine.

•	Your broker or nominee will have the authority to exercise discretion to vote such shares with respect to Proposal 2, because that matter is treated as routine under the NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum but will otherwise have no effect on the outcome of the vote on Proposals 1 and 3.

If you are a registered shareowner and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR each of Proposals 1, 2 and 3, and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

Q.	How do I cast a vote?

A.	You may vote by any one of the following means:

•

By Internet—Stockholders who received a Notice about the Internet availability of our proxy materials may submit proxies over the Internet by following the instructions on the Notice. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Mail—Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•

In person, at the Annual Meeting—Stockholders who hold shares in their name as the stockholder of record may vote in person at the Annual Meeting. Stockholders who are beneficial owners but not stockholders of record may vote in person at the Annual Meeting only with a legal proxy obtained from their broker, trustee or nominee, as applicable.

Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

Q.	Can I change my mind after I vote?

A.	Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. To revoke your proxy, you must either:

•	file an instrument of revocation with our Secretary, at our principal executive offices, 116 Huntington Avenue, Boston, Massachusetts 02116;

•	mail a new proxy card dated after the date of the proxy you wish to revoke to our Secretary at our principal executive offices;

•	submit a later dated proxy over the Internet in accordance with the instructions set forth on the Internet voting website; or

•	if you are a stockholder of record, or you obtain a legal proxy from your broker, trustee or nominee, as applicable, attend the Annual Meeting and vote in person.

If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card or voting instruction card or, if submitted over the Internet, as indicated on the submission.

Q.	Who bears the cost of this proxy solicitation?

We bear all proxy solicitation costs. In addition to solicitations by mail, our Board of Directors, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, electronic transmission and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of Common Stock. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials.

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this Proxy Statement. It contains important information about American Tower that you should consider prior to casting your vote.

Proxy Summary Statement

Below is a summary of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before submitting your vote.

Business Performance

Fiscal year 2013 marked another year of significant growth for us. During the course of the year, we completed key strategic acquisitions domestically and internationally, while successfully managing our balance sheet. We also remained focused on our strategic and business objectives, which helped continue to align our short- and long-term goals. Our strategic achievements included:

•

Continuing to add to our strong asset base through the addition of new tenants and new equipment for existing tenants through collocation, completing targeted acquisitions of certain complementary site portfolios and build-to-suit construction projects;

•

Expanding our domestic portfolio through our acquisition of MIP Tower Holdings LLC (MIPT), a private real estate investment trust (REIT) and parent company to Global Tower Partners, and expanding our global footprint into two new international markets, Costa Rica and Panama;

•

Significantly increasing our portfolio scale in our legacy markets in Latin America by acquiring portfolios from Axtel, S.A.B. de C.V. (Axtel) in Mexico and NII Holdings, Inc. (NII) in Mexico and Brazil;

•	Adding over 13,000 communications sites, which resulted in the growth of our portfolio to over 67,000 communications sites across 13 served markets;
•

Strengthening our financial position by successfully completing a number of key financing initiatives, including a securitization refinancing, two successful registered public debt offerings, a new multi-currency revolving credit facility, term loan and short-term credit facility, in an effort to maintain sufficient liquidity and decrease our cost of capital; and

•	Utilizing our capital allocation strategy to maximize available resources across the business portfolio to achieve targeted returns and growth on core assets.

Financial Performance

The following table contains key financial data demonstrating how we have continued to grow our business:

Financial Measure (in millions)	Fiscal Year 2012	Fiscal Year 2013	Percent Change (1)
Total Revenue	$2,876	$3,361	17%
Total Rental and Management Revenue	$2,803	$3,287	17%
Operating Income	$1,120	$1,214	8%
Cash Provided by Operating Activities	$1,414	$1,599	13%
Adjusted Funds From Operations (2)(4)	$1,223	$1,470	20%
Adjusted EBITDA (3)(4)	$1,892	$2,176	15%
(1)	This column represents the percentage change from the prior year.
(2)	We define Adjusted Funds From Operations (AFFO) as Funds From Operations, as defined by the National Association of Real Estate Investment Trusts (NAREIT FFO), before (i) straight-line revenue and expense; (ii) stock-based compensation expense; (iii) the non-cash portion of our tax provision; (iv) non-real estate related depreciation, amortization and accretion; (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges; (vi) other income (expense); (vii) loss on retirement of long-term obligations; (viii) other operating income (expense); and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interest, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. We define NAREIT FFO as net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges and real estate related depreciation, amortization and accretion, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interest.
(3)	We define Adjusted EBITDA as net income before: income (loss) on discontinued operations, net; income (loss) from equity method investments; income tax provision (benefit); other income (expense); loss on retirement of long-term obligations; interest expense; interest income; other operating income (expense); depreciation, amortization and accretion; and stock-based compensation expense.
(4)	AFFO and Adjusted EBITDA are non-GAAP financial measures. Reconciliations to GAAP can be found on pages 38 and 39 of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014.

Corporate Governance

We are strongly committed to good corporate governance practices. Our Nominating and Corporate Governance Committee of our Board of Directors (Nominating Committee) continuously reviews our corporate governance practices and market trends, adopting policies that we believe enhance management oversight for the long-term benefit of our stockholders.

Corporate Governance Facts

Board and Other Governance Information	2013
Size of Board	9
Average Age of Directors	61
Number of Independent Directors	8
Only Independent Directors Serve on Committees	Yes
Board Diversity (as to Gender, Race, National Origin, Experience and Skills)	Yes
Average Director Tenure (in years)	9
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Separate Chairman & CEO	No
Lead Independent Director	Yes
Independent Directors Meet Without Management Present	Yes
Annual Board and Committee Self-Evaluations	Yes
Annual Independent Director Evaluation of Chairman and CEO, including CEO’s Interaction with Board	Yes
Board Orientation/Education Program	Yes
Number of Board Meetings Held in 2013	10
Average Director Attendance	At least 75%
Code of Ethics and Business Conduct Policy for Directors	Yes
Corporate Compliance Program	Yes
Corporate Governance Committee	Yes
Disclosure Committee for Financial Reporting	Yes
Stockholder Approval Rate for Our 2012 Executive Compensation	96%
Resignation Policy	Yes
Stockholder Ability to Call Special Meetings (25% ownership threshold)	Yes
Stock Ownership Guidelines for Directors and Executives	Yes
Review and Approval Policy for Related Party Transactions	Yes

Executive Compensation Philosophy

The objectives of American Tower’s pay for performance philosophy, set by the Compensation Committee, are to reward our executive officers for their leadership roles in meeting key near-term goals and objectives, while also positioning American Tower to generate sustainable long-term stockholder value. Our approach in determining executive compensation includes an overall assessment of:

•	The Company’s performance relative to corporate level goals and objectives;
•	Individual performance relative to both corporate and individual goals and objectives;
•	The Company’s annual financial performance relative to competitors and peer group companies; and
•	Other relevant considerations, such as seeking to retain executives who have a multi-year track record of outstanding performance at the Company and future leadership potential.

To achieve our compensation objectives, our total executive compensation program includes the following elements:

Element	Type
Long-Term Incentive Compensation (100% Equity)	Restricted Stock Units (representing 50% of equity values) Stock Options (representing 50% of equity values)

Cash	Annual Base Salary
Short-Term Incentives (Performance-Based Bonus Awards)

Other key features of our executive compensation program include the following:

•	Double Trigger Equity Vesting and No Tax Gross-Ups in a Change of Control
•	Reasonable Retirement and Welfare Benefits
•	Claw Back Provisions
•	Stock Ownership Guidelines
•	Anti-Insider Trading Policy
•	Independent Compensation Consultant
•	Annual Risk Assessment

Proposals to be Voted on and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Election of Directors (Proposal No. 1)	FOR each director nominee	9
Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014 (Proposal No. 2)	FOR	52
Approval, on an advisory basis, of Executive Compensation (Say-On-Pay) (Proposal No. 3)	FOR	52

American Tower Director Nominees

You are being asked to vote on the election of the following nine Directors. All Directors are elected annually by a majority of votes cast. Detailed information about each Director’s background, skill set and areas of expertise can be found beginning on page 10.

Name Age	Director Since	Occupation	Committee Memberships	Other Public Company Boards
James D. Taiclet, Jr. 53	2004	Chairman, President and Chief Executive Officer of the Company	None	None
Raymond P. Dolan* 56	2003	President and Chief Executive Officer of Sonus Networks, Inc.	NCGC (Chair)	Sonus Networks, Inc.
Ronald M. Dykes* 67	2007	Former Chief Financial Officer of BellSouth Corporation	AC	None
Carolyn F. Katz* 52	2004	Executive Chairman of Author & Company	AC (Chair)	NII Holdings, Inc. and Vonage Holdings Corp.
Gustavo Lara Cantu* 64	2004	Former Chief Executive Officer of Monsanto Company, Latin American North Division	CC	None
JoAnn A. Reed* 58	2007	Healthcare services consultant and Former Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions, Inc.	AC	Mallinckrodt PLC and Waters Corporation
Pamela D.A. Reeve* 64	2002	Former President and Chief Executive Officer of Lightbridge, Inc.	Lead Director, CC and NCGC	Frontier Communications Corporation and Sonus Networks, Inc.
David E. Sharbutt* 64	2006	Former Chief Executive Officer and Chairman of Alamosa Holdings, Inc.	NCGC	None
Samme L. Thompson* 68	2005	President of Telit Associates, Incorporated	CC (Chair)	USA Mobility, Inc.

*Independent Director	AC – Audit Committee	CC – Compensation Committee	NCGC – Nominating Committee

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us as of March 25, 2014 with respect to the shares of Common Stock beneficially owned as of such date by:

•	each member of our Board of Directors;

•	each executive officer named in the Summary Compensation Table included in this Proxy Statement;

•	all Directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our outstanding Common Stock.

We determined the number of shares of Common Stock beneficially owned by each person under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares that the individual or entity had the right to acquire within sixty days of March 25, 2014. Accordingly, the number of shares set forth below includes shares underlying the restricted stock units (RSUs) or stock options that are expected to vest prior to May 24, 2014, which we collectively refer to below as presently vested equity. All percentages with respect to our Directors and executive officers are based on the shares of Common Stock outstanding as of March 25, 2014. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned by that holder.

Name and Address of Beneficial Owner	Number of Shares	Percent of Common Stock
Directors and Named Executive Officers
James D. Taiclet, Jr. (1)	1,279,102	*
Thomas A. Bartlett (2)	156,385	*
Edmund DiSanto (3)	354,101	*
Raymond P. Dolan (4)	50,914	*
Ronald M. Dykes (5)	66,740	*
William H. Hess (6)	207,952	*
Carolyn F. Katz (7)	92,282	*
Gustavo Lara Cantu (8)	26,695	*
Steven C. Marshall (9)	323,856	*
JoAnn A. Reed (10)	65,914	*
Pamela D.A. Reeve (11)	70,914	*
David E. Sharbutt (12)	49,949	*
Samme L. Thompson (13)	69,172	*
All Directors and executive officers as a group (15 persons) (14)	3,300,476	*

Five Percent Stockholders
BlackRock, Inc. (15)	25,421,493	6.4%
40 East 52nd Street, New York, New York 10022

T. Rowe Price Associates, Inc. (16)	35,851,105	9.1%
100 E. Pratt Street, Baltimore, Maryland 21201

*	Less than 1%

(1)	Includes 132,329 shares of Common Stock beneficially owned by Mr. Taiclet and presently vested equity with respect to an aggregate of 1,146,773 shares of Common Stock.

(2)	Includes 33,298 shares of Common Stock beneficially owned by Mr. Bartlett and presently vested equity with respect to an aggregate of 123,087 shares of Common Stock.

(3)	Includes 66,040 shares of Common Stock beneficially owned by Mr. DiSanto and presently vested equity with respect to an aggregate of 288,061 shares of Common Stock.

(4)	Includes 9,059 shares of Common Stock beneficially owned by Mr. Dolan and presently vested equity with respect to an aggregate of 41,855 shares of Common Stock.

(5)	Includes 22,385 shares of Common Stock beneficially owned by Mr. Dykes and presently vested equity with respect to an aggregate of 44,355 shares of Common Stock.

(6)	Includes 52,348 shares of Common Stock beneficially owned by Mr. Hess and presently vested equity with respect to an aggregate of 155,604 shares of Common Stock.

(7)	Includes 30,427 shares of Common Stock beneficially owned by Ms. Katz and presently vested equity with respect to an aggregate of 61,855 shares of Common Stock.

(8)	Includes 11,159 shares of Common Stock beneficially owned by Mr. Lara and presently vested equity with respect to an aggregate of 15,536 shares of Common Stock.

(9)	Includes 26,633 shares of Common Stock beneficially owned by Mr. Marshall and presently vested equity with respect to an aggregate of 297,223 shares of Common Stock.

(10)	Includes 9,059 shares of Common Stock beneficially owned by Ms. Reed and presently vested equity with respect to an aggregate of 56,855 shares of Common Stock.

(11)	Includes 9,059 shares of Common Stock beneficially owned by Ms. Reeve and presently vested equity with respect to an aggregate of 61,855 shares of Common Stock.

(12)	Includes 2,746 shares of Common Stock beneficially owned by Mr. Sharbutt and presently vested equity with respect to an aggregate of 47,203 shares of Common Stock.

(13)	Includes 17,317 shares of Common Stock beneficially owned by Mr. Thompson and presently vested equity with respect to an aggregate of 51,855 shares of Common Stock.

(14)	Includes presently vested equity with respect to an aggregate of 2,821,034 shares of Common Stock.

(15)	Based on a Schedule 13G/A filed on January 28, 2014, BlackRock, Inc. has sole voting power over 21,331,207 shares of Common Stock, sole dispositive power over 25,421,493 shares of Common Stock and beneficial ownership of 25,421,493 shares of Common Stock.

(16)	Based on a Schedule 13G/A filed on February 7, 2014, T. Rowe Price Associates, Inc. has sole voting power over 9,705,869 shares of Common Stock, sole dispositive power over 35,851,105 shares of Common Stock and beneficial ownership of 35,851,105 shares of Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Under our Amended and Restated By-Laws (By-Laws), the number of members of our Board of Directors is fixed from time to time by the Board of Directors, and may be increased or decreased either by the stockholders or by the majority of Directors then in office. We currently have nine Directors serving on our Board of Directors.

All nine current Directors are standing for re-election at the Annual Meeting. The Board of Directors has nominated for election at the Annual Meeting the nine Directors listed below. All of the Directors nominated for election at the Annual Meeting were recommended for nomination to the Board of Directors by the Nominating Committee.

Each Director elected at the Annual Meeting will hold office until the 2015 Annual Meeting or until his or her successor is elected and qualified, subject to earlier retirement, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR each nominee listed below. If any nominee becomes unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board of Directors may recommend.

Required Vote

Our By-Laws require that each Director receive a majority of the votes properly cast with respect to such Director in uncontested elections (i.e., the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee). As the election of Directors at the Annual Meeting is uncontested, the election of Directors requires a majority of the votes cast by, or on behalf of, the holders of Common Stock at the Annual Meeting. Abstentions and broker non-votes will not be considered as votes cast “for” or “against” a Director and will have no effect on the results of the election.

If stockholders do not re-elect a nominee who is serving as a Director, Delaware law provides that the Director continue to serve on the Board as a “holdover director.” Under our By-Laws and Corporate Governance Guidelines, each Director is required to submit an irrevocable advance resignation that will be effective if the stockholders do not re-elect that Director and the Board accepts his or her resignation. In that situation, within 90 days from the date the election results were certified, the Nominating Committee will make a recommendation to the Board about whether to accept or reject the resignation, with the Board then taking action and promptly disclosing its decision and underlying rationale in a filing with the SEC.

The Board of Directors recommends that you vote FOR the election of each nominee listed below to serve as Director until the next Annual Meeting or until his or her successor is duly elected and qualified.

Our Directors bring a wealth of leadership and management experience, as well as prior board experience. The process undertaken by our Nominating Committee in selecting qualified Director candidates is described below under “Corporate Governance—Selection of Director Candidates.” Certain individual Director qualifications and skills that contribute to the Board’s effectiveness and success are described in the Director biographies below.

Set forth below are the name and age of each Director, his or her principal occupation and business experience during the past five years, and the names of other publicly traded companies where he or she served as a Director during the past five years, each as of March 25, 2014.

Nominee	Principal Occupations and Business Experience During the Past Five Years

James D. Taiclet, Jr. Age 53	James D. Taiclet, Jr. is our Chairman, President and Chief Executive Officer. Mr. Taiclet was appointed President and Chief Operating Officer in September 2001, was named Chief Executive Officer in October 2003 and was selected as Chairman of the Board in February 2004. Prior to joining us, Mr. Taiclet served as President of Honeywell Aerospace Services, a unit of Honeywell International, and prior to that as Vice President, Engine Services at Pratt & Whitney, a unit of United Technologies Corporation. He was also previously a consultant at McKinsey & Company, specializing in telecommunications and aerospace strategy and operations. Mr. Taiclet began his career as a United States Air Force officer and pilot. He holds a Masters Degree in Public Affairs from Princeton University, where he was awarded a Fellowship at the Woodrow Wilson School, and is a Distinguished Graduate of the United States Air Force Academy with majors in Engineering and International Relations. Mr. Taiclet is a member of the Council on Foreign Relations, a member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) and serves on the Board of Trustees of Brigham and Women’s Healthcare, Inc., in Boston, Massachusetts. We believe Mr. Taiclet is qualified to serve on our Board of Directors based on his effective leadership and executive experience, including his tenure as our Chairman, President and Chief Executive Officer, as well as his operational, international and strategic experience with global large cap companies.

Raymond P. Dolan Age 56	Mr. Dolan has been a Director since February 2003. In January 2004, Mr. Dolan was appointed to the Nominating and Corporate Governance Committee and in February 2005, he was appointed the Chairperson. From February 2003 to May 2011, Mr. Dolan served on the Compensation Committee. Mr. Dolan is the President, Chief Executive Officer and member of the Board of Directors of Sonus Networks, Inc., a supplier of voice, video and data infrastructure solutions for wireline and wireless telephone service providers, a position he was appointed to in October 2010. Until January 2008, Mr. Dolan served as Chief Executive Officer of QUALCOMM Flarion Technologies and Senior Vice President at QUALCOMM. Prior to that, Mr. Dolan had been Chairman and Chief Executive Officer of Flarion Technologies, Inc., a provider of mobile broadband communications systems, from May 2000 until its acquisition by QUALCOMM in January 2006. From 1996 until May 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to joining NextWave, he was Executive Vice President of Marketing for Bell Atlantic/NYNEX Mobile. Mr. Dolan served on the board of directors of NII Holdings, Inc. from July 2008 to May 2012. We believe Mr. Dolan is qualified to serve on our Board of Directors based on his years of leadership in the wireless communications industry, combined with his international, operational, strategic and corporate governance expertise acquired through his management and board experience.

Ronald M. Dykes Age 67	Mr. Dykes has been a Director since March 2007 and was appointed to the Audit Committee in July 2007. Mr. Dykes served as Chief Financial Officer of BellSouth Corporation, a position he retired from in 2005. Prior to his retirement, Mr. Dykes had worked for BellSouth Corporation and its predecessor entities in various capacities for over 34 years. Mr. Dykes served on the board of directors of Burger

Nominee	Principal Occupations and Business Experience During the Past Five Years

King Holdings, Inc. and chaired its audit committee from 2007 through October 2010. From October 2000 through December 31, 2005, Mr. Dykes also served as a director of Cingular Wireless, most recently as Chairman of the Board. We believe Mr. Dykes is qualified to serve on our Board of Directors based on his extensive management experience in communications network operations, his financial expertise with companies in the wireless communications sector, his substantial experience as a director for public companies and his years of providing strategic development and advisory services to global companies.

Carolyn F. Katz Age 52	Ms. Katz has been a Director since February 2004 and was appointed to the Audit Committee in April 2004. In May 2007, Ms. Katz was appointed as Chairperson of the Audit Committee. From April 2004 to May 2009, Ms. Katz served on the Compensation Committee. Ms. Katz is currently serving as Executive Chairman of Author & Company, a digital publishing company. From May 2000 to October 2001, Ms. Katz served as a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From June 1984 to April 2000, Ms. Katz was employed by Goldman, Sachs & Co., most recently as a Managing Director and co-head of Emerging Communications. Ms. Katz currently serves on the boards of directors of NII Holdings, Inc. and Vonage Holdings Corp. We believe Ms. Katz is qualified to serve on our Board of Directors based on her extensive knowledge of global capital markets and investment matters, as well as her financial acumen and board experience with public companies in the wireless communications industry.

Gustavo Lara Cantu Age 64	Mr. Lara has been a Director since November 2004 and was appointed to the Compensation Committee in May 2009. From February 2005 to May 2009, Mr. Lara served on the Nominating and Corporate Governance Committee. Mr. Lara served as Chief Executive Officer of the Monsanto Company’s Latin America North division, a position he retired from in 2004. Prior to his retirement, Mr. Lara had worked for the Monsanto Company in various capacities for over 24 years. We believe Mr. Lara is qualified to serve on our Board of Directors based on his executive and governance experience with a global company, combined with his insight into business operations in Latin America, and his knowledge of financial and business developments in Mexico.

JoAnn A. Reed Age 58	Ms. Reed has been a Director since May 2007 and was appointed to the Audit Committee in November 2007. Ms. Reed is currently serving as a healthcare services consultant. Ms. Reed previously served as the Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager, until March 2008. Upon joining Medco in 1988, Ms. Reed served in finance and accounting roles of increasing responsibility and was appointed Senior Vice President, Finance in 1992 and Chief Financial Officer in 1996. Prior to joining Medco, Ms. Reed’s experience included finance roles at Aetna/American Re-Insurance Co., CBS Inc., Standard and Poor’s Corp. and Unisys/Timeplex Inc. Ms. Reed currently serves on the boards of directors of Mallinckrodt PLC and Waters Corporation. She also serves as a Trustee for St. Mary’s College of Notre Dame, Indiana. We believe Ms. Reed is qualified to serve on our Board of Directors based on her financial expertise, board experience and her more than twenty-five years of leadership experience with multinational companies in financial, strategic and business development initiatives.

Nominee	Principal Occupations and Business Experience During the Past Five Years

Pamela D.A. Reeve Age 64	Ms. Reeve has been a Director since March 2002 and has served as the Lead Director of the Board since May 2004. In April 2004, Ms. Reeve was appointed to the Compensation Committee, and served as its Chairperson from that date until May 2009. In May 2009, Ms. Reeve was re-appointed to the Nominating and Corporate Governance Committee, having served on that Committee from August 2002 to February 2005. Ms. Reeve also served on the Audit Committee from August 2002 to July 2007. From November 1989 to August 2004, Ms. Reeve was the President and Chief Executive Officer and a director of Lightbridge, Inc., a global provider of mobile business solutions, offering products and services for the wireless communications industry. Prior to joining Lightbridge in 1989, Ms. Reeve spent eleven years as a consultant and in a series of executive positions at the Boston Consulting Group, Inc. Ms. Reeve currently serves on the boards of directors of Frontier Communications Corporation and Sonus Networks, Inc., and previously served as a director of Livewire Mobile, Inc. until November 2009. We believe Ms. Reeve is qualified to serve on our Board of Directors based on her leadership, operational, strategic and corporate governance expertise particularly in the communications and technology industries, combined with her financial expertise and extensive knowledge of the Company.

David E. Sharbutt Age 64	Mr. Sharbutt has been a Director since July 2006 and was appointed to the Nominating and Corporate Governance Committee in May 2007. Mr. Sharbutt also served on the Audit Committee from May 2007 to November 2007. Mr. Sharbutt most recently served as Chief Executive Officer and Chairman of Alamosa Holdings, Inc., a provider of wireless communications services, which was acquired by Sprint Nextel Corporation in February 2006. Mr. Sharbutt had been Alamosa’s Chairman and a director since Alamosa was founded in July 1998 and was named Chief Executive Officer of Alamosa in October 1999. Mr. Sharbutt was formerly the President and Chief Executive Officer of Hicks & Ragland Engineering Co., an engineering consulting company, now known as CHR Solutions. While at CHR Solutions, Mr. Sharbutt worked with independent telephone companies in developing strategic, engineering and implementation plans for various types of telecommunications services. Mr. Sharbutt currently serves as a director of Flat Wireless, LLC, a private company. We believe Mr. Sharbutt is qualified to serve on our Board of Directors based on his leadership and board experience with wireless communications companies and his financial expertise, as well as his strategic, operational and advisory roles in leading complex telecommunications enterprises.

Samme L. Thompson Age 68	Mr. Thompson has been a Director since August 2005 and was appointed to the Compensation Committee in May 2006. In May 2009, he was appointed as Chairperson of the Compensation Committee. Mr. Thompson served as a director of SpectraSite, Inc. from June 2004 until our merger with SpectraSite in August 2005. From 2002 to present, Mr. Thompson has served as the President of Telit Associates, Incorporated, a financial and strategic advisory firm. Mr. Thompson worked for Motorola, Inc. as Senior Vice President and Director, Strategy and Corporate Development from 1999 to 2002. Mr. Thompson’s prior work experience includes serving as Director of Strategic Planning and Development with AT&T Information Systems, as Senior Vice President with Kidder, Peabody & Co. and as a strategy consultant with McKinsey & Company. Mr. Thompson has over thirty-five years of management experience and currently serves on the board of directors of USA Mobility, Inc. We believe Mr. Thompson is qualified to serve on our Board of Directors based on his strategic and global advisory experience, combined with his comprehensive board experience with companies in the wireless communications industry.

CORPORATE GOVERNANCE

General

The role of our Board of Directors is to oversee how the Company is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board has adopted corporate governance principles to ensure full and complete compliance with all applicable corporate governance standards. In addition, the Board has established reporting protocols to ensure that it is informed regarding the Company’s activities and periodically reviews, and advises management with respect to, the Company’s annual operating plans and strategic initiatives.

During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various corporate governance authorities and the practices of other public companies. We have also continued to review guidance and interpretations provided by the SEC and the NYSE. Accordingly, in September 2013, after each committee’s annual review of its respective charter, certain revisions were made to the charters of the Compensation Committee and the Audit Committee of the Board of Directors (Audit Committee), as well as to our Code of Ethics and Business Conduct Policy (Code of Conduct). You can access our current committee charters, Corporate Governance Guidelines and Code of Conduct in the “Investor Relations” section of our website, www.americantower.com, or by writing to: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations.

Annual Evaluation

Our Board of Directors conducts annual evaluations of its performance and that of each of its three standing committees. In 2013, the Board hired an independent consultant to design and implement a process for these self-evaluations, including individual Director assessments. Using a set of prepared questions as a guide, the consultant conducted interview and discussion sessions with each committee’s members, individual Directors and the full Board, as well as senior management that interact with the Board. The information gathered in these sessions was reported to, and reviewed by, our Nominating Committee, which used these results to review and assess the Board’s and each committee’s composition, responsibilities, structure, processes and effectiveness. This report was then presented to the full Board. We expect to conduct similar Board and committee self-evaluations in 2014.

Orientation and Education

Each newly elected Director is required to participate in a customized Board orientation program at our corporate headquarters that includes information on our corporate governance policies and briefings by each of our senior operational and functional leaders on the Company’s business and practices. In addition, we offer customized standing committee orientation programs to Directors upon appointment to a standing committee on which he or she has not previously served. We are committed to the ongoing education of our Directors, and periodically conduct presentations to the Board of Directors regarding corporate governance processes and practices, our business and our industry, for which we typically utilize external experts. The Nominating Committee annually reviews that year’s Director training initiatives to determine whether additional programs are needed in the upcoming year. Additionally, we encourage each independent Director to attend annually at least one board education course offered by either an academic institution or a professional service organization at the Company’s expense.

Determination of Independence

Under the NYSE rules, a Director of the Company only qualifies as “independent” if the Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Included in the

NYSE rules are bright-line standards for independence. The effect of the NYSE rules is to create a two-step process for determining independence. First, a Director must satisfy the bright-line standards for independence established by the NYSE. Second, the Board must affirmatively determine that the Director has no material relationship with the Company.

As set forth in our Corporate Governance Guidelines, the Board has established guidelines to assist it in determining whether a Director has a material relationship with the Company. Under these guidelines, a Director is not considered to have a material relationship with the Company solely on the grounds that he or she:

•

is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, us for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues;

•

is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company for which he or she serves as an executive officer;

•

is a director of another company that does business with us, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of our Board with respect to such other company; or

•

serves as an executive officer of any tax-exempt organization, unless our charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such charitable organization’s consolidated gross revenues.

In addition, ownership of a significant amount of Common Stock, by itself, does not constitute a material relationship.

For relationships not covered by these guidelines, the other members of the Board who are independent (as defined above) determine whether a material relationship exists.

Based on their compliance with the Board established guidelines, the Board has determined that each non-management Director has no material relationship with the Company and is “independent” under Section 303A.02 of the NYSE listing standards. In making its assessment, the Board determined that each of Messrs. Dolan, Dykes and Lara and Ms. Reed had no relationship with the Company, other than being a Director or stockholder. With respect to Mses. Katz and Reeve and Messrs. Sharbutt and Thompson, the Board determined that only immaterial relationships existed with the Company. Specifically, the Board considered that each of Mses. Katz and Reeve and Messrs. Sharbutt and Thompson currently serves as a director of a company that does business with us, as follows: Ms. Katz currently serves as a director of NII; Ms. Reeve currently serves as a director of Frontier Communications Corporation; Mr. Sharbutt currently serves as a director of Flat Wireless, LLC; and Mr. Thompson currently serves as a director of USA Mobility, Inc. In each case, the Board determined that such service was in accordance with the NYSE listing standards and our Corporate Governance Guidelines in that none of these Directors beneficially owns five percent (5%) or more of the outstanding capital stock of the applicable company and each recuses himself or herself from deliberations of the Board with respect to the applicable company.

Selection of Director Candidates

The Nominating Committee works with the Board of Directors annually to review the characteristics, skills and experience of the Board as a whole and its individual members and to assess those traits against the needs identified to benefit the Company, its management and its stockholders. The process followed by the Nominating Committee to identify and evaluate Director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating Committee and the Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended Director nominees, the Nominating Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include a candidate’s financial expertise, prior experience in a leadership/executive role, operational experience, wireless industry experience, international experience, strategic experience, technology experience and prior board and governance experience. The Nominating Committee has determined that these desired skills, capabilities and experiences are relevant to the success of a large publicly traded company in today’s business environment and helpful in developing an understanding of our business. While the Nominating Committee does not assign specific weights to these criteria, any Director candidate is expected to possess several of these criteria to serve on our Board. A description of the individual criteria that led our Board to conclude that each of the candidates should serve as a Director until our next Annual Meeting follows the biographical information of each candidate set forth above.

In addition to reviewing the qualifications of Director candidates, the Nominating Committee considers whether a candidate has agreed to tender an irrevocable advance resignation in accordance with the Company’s Corporate Governance Guidelines. In determining whether to recommend a Director for re-election, the Nominating Committee also considers the Director’s past attendance at meetings and participation in, and contributions to, the activities of the Board.

The Nominating Committee also focuses on issues of diversity, such as traditional diversity categories including gender, race and national origin, as well as diversity and differences in viewpoints and skills. While the Nominating Committee does not have a formal policy with respect to diversity, the Nominating Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills, ability and experience to allow the Board the opportunity to successfully fulfill its responsibilities. The Nominating Committee evaluates each individual Director candidate in the context of the Board as a whole. In considering candidates for the Board, the Nominating Committee strives to recommend a group that can best perpetuate and enhance the success of the business and represent stockholder interests through the exercise of sound judgment using the group’s diversity of experience.

Stockholders may recommend individuals to the Nominating Committee for consideration as potential Director candidates by submitting the candidates’ names, together with appropriate biographical information and background materials to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The Nominating Committee will specifically review each candidate’s qualifications in light of the needs of the Board and the Company at that time, given the current mix of Director attributes. Stockholders proposing Director nominations must comply with the advance notice and specific information requirements set forth in our By-Laws, which require, among other things, disclosure of hedging, derivative interests and other material interests of that stockholder and that Director nominee. In addition, each Director nominee proposed by a stockholder must deliver a statement that, promptly following the stockholder meeting at which such nominee is elected or re-elected, he or she agrees to tender an irrevocable advance resignation in accordance with the Company’s Corporate Governance Guidelines.

Stock Ownership Guidelines

To encourage significant stock ownership by our executive officers and Directors, further align the interests of our leadership with those of our stockholders and promote our commitment to sound corporate governance, the Board implemented stock ownership guidelines in January 2012. Each executive officer and Director is expected to beneficially own American Tower stock equal in market value to a specified multiple of his or her annual base salary or annual cash retainer, as applicable. The guideline for the Chief Executive Officer is five times his or her base salary and for the other executive officers is three times his or her base salary. The guideline for each non-management Director is five times the annual cash retainer. Each executive officer and non-management Director has five years from the date of hire or implementation of these guidelines to attain his or her ownership target.

In addition to actual shares held, unvested time-based RSUs and the in-the-money value of vested options are counted for determining compliance with these guidelines. The Compensation Committee administers these stock ownership guidelines, and may modify their terms and grant hardship exceptions in its discretion. As of March 25, 2014, each executive officer and Director exceeded his or her applicable stock ownership requirement.

Communications from Stockholders and Other Interested Parties

The Board will give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. The Board has designated the Nominating Committee, which consists solely of independent Directors, to consider, and determine responses to, communications from stockholders and other interested parties. Stockholders and other interested parties who wish to send communications on any topic to the Board and its non-management Directors should address such communications to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Stockholders proposing Director nominations or any other business for consideration at a meeting of stockholders must comply with the advance notice and related provisions set forth in our By-Laws.

Absent unusual circumstances or as otherwise contemplated by our committee charters, the Chairperson of the Nominating Committee will, with the assistance of our General Counsel, (1) be primarily responsible for monitoring communications from stockholders, and (2) provide copies or summaries of such communications to the other Directors as he or she considers appropriate. Communications will be forwarded to all Directors if those communications relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating Committee considers to be important for the Directors to consider. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or matters that are personal or that are otherwise not relevant to the Company, including mass mailings and repetitive or duplicative communications.

Board Leadership Structure and its Role in the Oversight of Risk

The Board of Directors is led by our President and Chief Executive Officer, Mr. Taiclet. Mr. Taiclet assumed the role of Chairman of the Board in February 2004. In May 2004, Ms. Reeve was appointed Lead Director, and she continues to serve the Board in this role. Mr. Taiclet is the only management Director and Ms. Reeve was selected by the independent Directors.

The Lead Director assists the Chairman in communicating with, and assigning tasks to, the other Board members. Moreover, the Lead Director, after obtaining input from the independent Directors, works with the Chairman to establish agendas for upcoming Board meetings and reviews meeting schedules to ensure that there is sufficient time for discussion of all agenda items. The agendas are then distributed in advance of the Board meetings to the independent Directors for further input. The Lead Director prepares and conducts the annual performance review of the Chief Executive Officer, with input from each Director on the Chief Executive Officer’s performance and achievements during the year and from the Compensation Committee on proposed compensation matters. Additionally, the Lead Director serves as chairperson of all meetings of the Board at which the Chairman is not present, including the Board’s executive sessions of non-management Directors, as defined under the NYSE rules. Executive sessions of non-management Directors are held at least four times a year on a quarterly basis, and any non-management Director, including the Lead Director, can request additional executive sessions. The purpose of these executive sessions is to promote open and candid discussion among the non-management Directors to consider, among other things, governance, operational and strategic issues or concerns.

We believe that having a single Chairman and Chief Executive Officer with a strong Lead Director, complemented by an independent Board of Directors, has provided an appropriate balance and has helped contribute to our pursuit of sound corporate governance and board effectiveness. Our Nominating Committee continues to review and monitor the appropriateness of this structure on a periodic basis. We believe that having our Chief Executive Officer, the individual most familiar with our day-to-day operations, chair regular Board meetings ensures that key business issues and stockholder interests are brought to the attention of our Board. The current board leadership structure offers directional clarity and allows our Board to operate more effectively and efficiently by focusing on the shared interests of the Company. This leadership structure promotes effective communication between the Board and management, which directly benefits our stockholders and other stakeholders.

The Board oversees the management of the Company’s risk exposure. At each Board meeting, management presents information concerning strategic and operational risks to the Company’s primary business goals and initiatives in each geographic area and each functional group, as well as the Company’s mitigation efforts related to those risks. The Lead Director regularly engages with the other independent Directors to discuss management’s assessment of those risks in executive sessions to determine whether further review or action by the full Board or a particular committee is necessary or appropriate. In addition, each year, one Board meeting is dedicated to reviewing the Company’s strategies, including consideration of significant risks facing the Company.

The Company also conducts periodic enterprise risk management assessments and surveys to help management identify risks and develop mitigation procedures and measures, and assess their effectiveness. These results are then presented to the full Board of Directors. It is the responsibility of the Board to understand the Company’s most significant risks, ensure that management is responding appropriately and make risk-informed strategic decisions. In its oversight capacity, the Board of Directors monitors risk exposure to ensure it is consistent and in balance with the Company’s overall tolerance for, and ability to manage, risk.

Our standing committees, which are composed of independent directors, most of whom have had extensive experience in providing strategic and advisory services to other public companies, assist the Board in fulfilling its responsibility to oversee the evaluation of the Company’s risk and policies for risk management and assessment. At each regularly scheduled meeting, the Chairperson of each standing committee provides the full Board with a report, which includes any identified risks associated with the committee’s respective principal focus areas.

The Audit Committee has primary responsibility for assisting the Board with risk oversight for the Company overall. In particular, the Audit Committee considers audit, accounting, financial reporting and compliance risk, including material litigation instituted against the Company and the resolution of issues raised through our Ethics Committee process. In connection with its risk oversight role, at each regularly scheduled meeting, the Audit Committee also holds separate executive sessions that often include representatives from the Company’s independent registered public accounting firm, risk management and internal audit department, finance department and legal department to identify and assess risks and oversee the methodologies management implements to address those risks.

The Compensation Committee assesses and balances risk in our compensation practices, programs and policies. Together with its independent compensation consultant and management, the Compensation Committee annually reviews the Company’s compensation programs for all employees to determine if any elements of these plans create an inappropriate level of risk and to oversee management’s methods to mitigate any potential risks.

The Nominating Committee oversees risks associated with board composition, including the current directors’ skill sets and anticipated future needs of the Company, as well as risks associated with the Company’s corporate governance structure and related party transactions.

The Board’s role in risk oversight of the Company complements the Company’s leadership structure, with senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with those efforts. We believe this division of responsibility is an effective approach to addressing the risks facing the Company and supports our current Board leadership structure, as it allows our independent Directors to evaluate the Company’s risks and policies for risk management and assessment through fully independent Board committees, with ultimate oversight by the full Board as led by our Chairman and Chief Executive Officer and independent Lead Director.

Approval of Related Party Transactions

Our Corporate Governance Guidelines include a policy for the review and approval of all transactions involving the Company and related parties by the Nominating Committee. Under the policy, related parties mean our executive officers and Directors and stockholders owning in excess of five percent (5%) of our Common Stock, as well as any such person’s immediate family members. The policy also covers entities that are owned or controlled by related parties, or entities in or of which related parties have a substantial ownership interest or control. The policy covers any transaction that is not available to employees or Directors generally and any transaction equal to or exceeding $120,000 in which related parties have a direct or indirect material interest.

Under the policy, management will recommend to the Nominating Committee any related party transaction to be entered into by the Company, including the proposed aggregate value of the transaction. After review, the Nominating Committee will approve or disapprove the transaction and management will continue to update the Nominating Committee as to any material change to that proposed transaction. In the event a related party transaction is entered into by management prior to approval by the Nominating Committee, the transaction must either be ratified by the Nominating Committee or management must make all reasonable efforts to cancel or annul the transaction.

Board of Directors Meetings and Committees

During the year ended December 31, 2013, our Board held four regular meetings in person and six special meetings in person or by telephone. Each current Director attended at least 75% of the aggregate number of meetings of our Board and the committees on which he or she served during the period that he or she was in office. Each of the nine Directors standing for re-election at the Annual Meeting was serving as a Director as of our 2013 Annual Meeting of Stockholders. All nine Directors attended the 2013 Annual Meeting of Stockholders in person. We encourage, but do not require, Directors to attend our annual meeting of stockholders.

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. Each committee has a charter that has been approved by the Board. These charters, along with our Corporate Governance Guidelines, are reviewed annually and amended, as necessary. All of the current members of each of the Board’s three standing committees are independent as defined under the NYSE rules, including, in the case of all members of the Audit Committee, the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act).

The current membership of each standing committee, the number of meetings held by each standing committee during the year ended December 31, 2013, and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Nominating Committee
Raymond P. Dolan	–	–	Chair
Ronald M. Dykes	X	–	–
Carolyn F. Katz	Chair	–	–
Gustavo Lara Cantu	–	X	–
JoAnn A. Reed	X	–	–
Pamela D.A. Reeve (1)	–	X	X
David E. Sharbutt	–	–	X
James D. Taiclet, Jr. (2)	–	–	–
Samme L. Thompson	–	Chair	–

Total meetings in 2013	8	6	7

(1)	Ms. Reeve is the Lead Director of the Board.

(2)	Mr. Taiclet is the Chairman of the Board, President and Chief Executive Officer and currently the sole management Director.

Audit Committee. Our Audit Committee consists of Ms. Katz (Chairperson), Mr. Dykes and Ms. Reed, each of whom was determined to be an audit committee financial expert under the SEC rules and to have the accounting or related financial management expertise required under the NYSE rules. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate. No Audit Committee member serves on the audit committee of more than two other public companies.

During the year ended December 31, 2013, the Audit Committee held eight meetings. The meetings were designed to facilitate and encourage communications between members of the Audit Committee, management, our internal auditors and our independent registered public accounting firm, Deloitte & Touche LLP. Our Audit Committee oversees management’s conduct of our financial reporting processes and meets privately, outside the presence of management, with our independent registered public accounting firm to discuss our financial reporting, including internal accounting controls and policies and procedures. Among other things, the Audit Committee’s responsibilities include selecting and evaluating our independent registered public accounting firm, overseeing our systems of internal accounting and financial controls, reviewing the annual independent audit of our financial statements, reviewing our financial disclosures, reviewing and implementing our Code of Conduct, establishing and implementing “whistle-blowing” procedures and overseeing risk and other compliance matters.

Compensation Committee. Our Compensation Committee consists of Mr. Thompson (Chairperson), Mr. Lara and Ms. Reeve. During the year ended December 31, 2013, the Compensation Committee held six meetings. The primary responsibility of the Compensation Committee is to assist the Board in establishing compensation policies for the Board and our executive officers, including approving employment agreements or arrangements with executive officers. The Compensation Committee also reviews and approves individual and overall corporate goals and objectives related to executive compensation, evaluates executive performance in light of those goals and objectives, and determines executive compensation levels based on this evaluation, including as it relates to our President and Chief Executive Officer. The Compensation Committee also administers our equity incentive plans, approving any proposed amendments or modifications thereto, assesses and balances risk in our compensation policies and programs, administers our stock ownership guidelines, regularly reviews executive compensation market trends, recommending changes to programs or processes accordingly, and reviews Compensation Committee reports for inclusion in appropriate regulatory filings. For more information on the role of the Compensation Committee and our processes and procedures for considering and determining executive compensation, see our Compensation Discussion and Analysis included in this Proxy Statement.

In establishing and reviewing compensation practices, programs and policies, the Compensation Committee, together with its independent compensation consultant and management, annually reviews the specific factors and criteria underlying the Company’s compensation plans for all employees to determine whether any elements create an inappropriate level of risk, as well as methods to mitigate any potential identified risks. In conducting its review, the Compensation Committee asks critical questions and considers, among other things, whether each plan provides for an overachievement mechanism or cap on bonus opportunity, the existence of discretionary authority, whether payouts are linked to overall Company goals, the timing of prospective payments, the inclusion of certain windfall or “claw back” provisions, the contribution of the awards to a participant’s total mix of compensation and any risk-mitigating factors.

Nominating and Corporate Governance Committee. Our Nominating Committee consists of Mr. Dolan (Chairperson), Ms. Reeve and Mr. Sharbutt. During the year ended December 31, 2013, the Nominating Committee held seven meetings. This Committee establishes performance criteria for the annual evaluation of the Board and its committees and oversees the annual self-evaluation by Board members. The Nominating Committee identifies and recommends qualified individuals to serve on the Board and its committees. In addition, the Nominating Committee develops and makes recommendations with respect to our Corporate Governance Guidelines (including the appropriate size, composition and responsibilities of the Board and its committees), regularly reviews corporate governance best practices and market trends, approves or ratifies all related party transactions, reviews any contemplated outside directorships of current Board members, responds to stockholder requests and inquiries, reviews Director training initiatives and the self-evaluation process and generally advises the Board with respect to Board committee charters, composition and protocol.

Audit Committee Report

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2013 and discussed these financial statements with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing a report on those financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent registered accounting firm its independence and has considered whether such firm’s provision of other, non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

By the Audit Committee of the Board of Directors of American Tower Corporation.

AUDIT COMMITTEE

Carolyn F. Katz, Chairperson

Ronald M. Dykes

JoAnn A. Reed

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2013 and 2012 (in thousands):

	2013	2012
Audit Fees	$5,382	$4,098
Audit Related Fees	2,981	2,487
Tax Fees	1,857	1,132

Total Fees	$10,220	$7,717

Audit Fees. These fees relate to professional services rendered in connection with the annual audit of our consolidated financial statements and internal control over financial reporting, the reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q, consultations regarding accounting and financial reporting and audits of subsidiaries, including statutory audits required by foreign jurisdictions and audits required by the agreements related to our securitizations.

Audit Related Fees. Audit related fees primarily include fees for certain services that are not required for purposes of the audit of our consolidated financial statements or for statutory or regulatory requirements. In 2013 and 2012, these fees primarily include $1.7 million and $1.1 million, respectively, related to valuation review and incremental assurance services performed in connection with strategic transactions, which are non-recurring in nature, due diligence services and services performed in connection with financing activities.

Tax Fees. These fees include fees for consulting services related to potential acquisitions, tax planning, advice and assistance with international and other tax matters.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided. The Audit Committee may also delegate to any Audit Committee member the authority to approve any audit or non-audit services to be provided by our independent registered public accounting firm. Any approval of services by an Audit Committee member pursuant to this delegated authority is to be reported at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

The following compensation discussion and analysis summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. This discussion and analysis should be read in conjunction with our tabular disclosures regarding the compensation of our named executive officers in the year ended December 31, 2013 and the report of the Compensation Committee of our Board of Directors, which can be found on page 38 of this Proxy Statement.

In accordance with SEC rules and regulations, our named executive officers for the year ended December 31, 2013 include our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2013. Accordingly, our named executive officers for the year ended December 31, 2013 consist of the following five individuals:

•	James D. Taiclet, Jr., Chairman of the Board, President and Chief Executive Officer

•	Thomas A. Bartlett, Executive Vice President and Chief Financial Officer

•	William H. Hess, Executive Vice President, International Operations and President, Latin America and EMEA

•	Steven C. Marshall, Executive Vice President and President, U.S. Tower Division

•	Edmund DiSanto, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

For a complete list of our current executive officers, see Part III, Item 10 in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014.

Executive Summary

Focus on Pay for Performance. The guiding principle of our executive compensation philosophy is to pay for performance, in that our programs are designed to incentivize our executive officers for Company and individual performance. Performance bonus and long-term, equity-based compensation vary based on the Company’s achievement of financial, operational and strategic goals, and on each executive’s contributions to such achievement. This direct link between incentive payouts and achievement of goals has helped drive our strong and consistent performance year after year. With this program design, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. This provides strong incentives for the executive officers to manage the Company for the long-term, while avoiding excessive risk-taking in the short-term. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid placing excessive weight on a single performance measure.

Detailed Evaluation by the Committee. In making determinations with respect to all elements and amounts of executive compensation, the Committee considers evaluations of each executive officer’s achievements relative to Company and individual annual goals, objectives and performance metrics previously established by the Committee in consultation with the Chief Executive Officer. Performance reviews for each executive officer include the executive’s contribution to the Company’s financial performance, the executive’s success in meeting individual performance targets and an assessment of each executive’s potential for continued contribution to the Company’s long-term success. The Committee also assesses competitive market pay practices for each executive based on input from both internal and external sources, peer group and surveys, and other market data and trends.

Emphasis on Future Pay Opportunity Versus Current Pay. The Committee strives to provide an appropriate mix of different compensation elements, including finding a balance among short- and long-term compensation. Cash payments primarily reward more recent performance, while equity awards, with a four-year vesting period, encourage our named executive officers to continue to deliver results over a longer period of time and also serve as a retention tool. The Company believes that a substantial portion of our named executive officers’ compensation should be at-risk, contingent on the Company’s operating and stock-price performance over the long-term.

Significance of Overall Company Results. The Committee’s evaluation of each named executive officer places strong emphasis on his or her contributions to the Company’s overall performance rather than focusing only on his or her individual business or function. The Committee believes that the named executive officers share the responsibility to support the goals and performance of the Company as a whole. Our financial highlights are noted in the table below and demonstrate how we have continued to grow our business from the prior year:

Financial Measure ($ in millions)	Fiscal Year 2012	Fiscal Year 2013	Percent Change (1)
Total Revenue	$2,876	$3,361	17%
Total Rental and Management Revenue	$2,803	$3,287	17%
Operating Income	$1,120	$1,214	8%
Cash Provided by Operating Activities	$1,414	$1,599	13%
AFFO (2)	$1,223	$1,470	20%
Adjusted EBITDA (2)	$1,892	$2,176	15%

(1)	This column represents the percentage change from the prior year.

(2)	AFFO and Adjusted EBITDA are non-GAAP financial measures. Reconciliations to GAAP can be found on pages 38 and 39 of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014.

We also remained focused on our strategic and business objectives during fiscal year 2013, which helped continue to align our short- and long-term goals. Our strategic achievements included:

•

Continuing to add to our strong asset base through the addition of new tenants and new equipment for existing tenants through collocation, completing targeted acquisitions of certain complementary site portfolios and build-to-suit construction projects;

•

Expanding our domestic portfolio through our acquisition of MIPT, a private REIT and parent company to Global Tower Partners, and expanding our global footprint into two new international markets, Costa Rica and Panama;

•	Significantly increasing our portfolio scale in our legacy markets in Latin America by acquiring portfolios from Axtel in Mexico and NII in Mexico and Brazil;

•	Adding over 13,000 communications sites, which resulted in the growth of our portfolio to over 67,000 communications sites across 13 served markets;

•

Strengthening our financial position by successfully completing a number of key financing initiatives, including a securitization refinancing, two successful registered public debt offerings, a new multi-currency revolving credit facility, term loan and short-term credit facility, in an effort to maintain sufficient liquidity and decrease our cost of capital; and

•	Utilizing our capital allocation strategy to maximize available resources across the business portfolio to achieve targeted returns and growth on core assets.

As described below under “—Compensation Determinations for 2013,” the Company exceeded its financial performance goals for the year and the Committee determined that each of our named executive officers overachieved relative to his individual goals for 2013. In addition, 2013 compensation determinations were influenced by our performance against external measures, including our peer group and survey data.

Total Stockholder Return

The following chart demonstrates total stockholder returns (TSR) for the Company, the peer group companies and the S&P 500 Index for each of the one-, three-, five- and ten-year periods ended December 31, 2013. Historically, the Company’s one-year TSR has equaled or exceeded those of the peer group companies and the S&P 500 Index. The Company generated a total annual return of approximately 5% while accomplishing all of the key business items outlined above under “—Executive Summary.” In addition, the three-, five- and ten-year periods support the Committee’s philosophy of modeling executive compensation on creating long-term stockholder value.

Compensation Philosophy

We strongly adhere to a pay for performance philosophy, as we seek to reward our executive officers, both individually and collectively, for their leadership roles in meeting key near-term goals and objectives, while also positioning the Company to generate sustainable long-term stockholder value. Our approach in determining executive compensation includes an overall assessment of:

•	the Company’s performance relative to corporate level goals and objectives;

•	individual performance relative to both corporate and individual goals and objectives;

•	the Company’s annual financial performance relative to its competitors and peer group companies; and

•	other relevant considerations, such as seeking to retain executives who have a multi-year track record of outstanding performance at the Company and future leadership potential.

We believe this multi-faceted approach, combined with the review of relevant benchmarking data and other independent analyses described below under “—Peer Group Review,” allows us to determine the appropriate level of compensation to be awarded to each executive officer, as well as the allocation to be awarded in the form of (i) base salary, (ii) performance bonus awards and (iii) long-term, equity-based incentive compensation.

We believe equity awards with time-based vesting provisions strike the right balance with our overall compensation structure given that annual cash bonus awards are performance-driven based on achieving annual Company and individual goals and objectives, and equity awards focus on long-term stock performance. We offer our executive officers the same defined contribution retirement plan, health care, insurance and other welfare and employee-benefit programs that we offer to all of our eligible employees, and provide limited perquisites in certain circumstances (see “—Perquisites” below).

The Role of Stockholder Say-on-Pay Vote

Approximately 96% of the votes cast at last year’s Annual Meeting were voted in favor of our executive compensation program. The Committee and the other members of our Board believe that the results of this vote reflected our stockholders’ strong support of the compensation decisions made by the Committee for our named executive officers for 2012. Accordingly, the Committee used the existing compensation program as the model for developing the executive compensation program for 2013.

Proposal 3 provides our stockholders the opportunity to cast an advisory vote on our current executive compensation program. Although the stockholder vote is non-binding, the Committee will continue to review the results of the vote and take the results into account in making future executive compensation determinations.

Executive Compensation Program in 2013

For 2013, our targeted mix of compensation for our Chief Executive Officer and other four named executive officers was comprised of base salaries, performance bonus awards (at target), and long-term, equity-based compensation. The Committee believes the allocation, as depicted below, properly aligns with our compensation philosophy of appropriately balancing risk and motivating our executive officers to achieve Company performance objectives in the short-term and to grow the business to obtain value for our stockholders in the long-term.

Other Key Features of our Executive Compensation Program

Other key features of our executive compensation program include:

•

Double Trigger Equity Vesting and No Tax Gross-Ups: In the event of a change in control, equity awards only vest upon termination of employment (a “double-trigger”), with no tax gross-ups being provided;

•

Reasonable Retirement and Welfare Benefits: Our executive benefits are generally consistent with those of all our employees, with no supplemental pension or deferred compensation plans and limited perquisites being provided to our executive officers;

•

Claw Back Provisions: The terms of our annual performance bonus awards and long-term, equity-based awards allow the Company (in certain circumstances) to “claw back” cash and shares received pursuant to such awards or, require the payment to the Company of all gains realized upon disposition of such shares under certain circumstances;

•

Stock Ownership Guidelines: We require that our executive officers and Directors maintain stock ownership at specified levels in order to closely align the interests of our leadership with those of our stockholders;

•

Anti-Insider Trading Policy: Our policy imposes limits as to when and how Company employees, including our executive officers, and our Directors can engage in transactions in our securities, and prohibits them from short sales of our Common Stock;

•

Independent Compensation Consultant: The Committee engages an independent compensation consultant that has no other ties to the Company or its management and that meets stringent selection criteria; and

•

Risk Assessment: The Committee, together with its independent compensation consultant and management, conducts an annual risk review, of the Company’s compensation programs to determine if any elements of these programs create an inappropriate level of risk, and oversees management’s methods to mitigate any potential risks.

Elements of Compensation

To achieve our compensation objectives, we believe that total executive compensation should be balanced among the following components:

•	annual base salary;

•	performance bonus awards; and

•	long-term, equity-based incentive compensation.

Annual Base Salary

Annual base salary provides a competitive level of fixed compensation to attract and retain the best possible executive talent. In determining base salaries for our named executive officers, the Committee considers the responsibilities of each position and the skills and experience required for each job, taking into account the base salaries for similar positions at peer companies, as well as the other factors outlined below under the caption “—Compensation Determinations for 2013.” The Committee also weighs heavily the fact that we have a small senior management team relative to the size of the Company. We believe a small senior management team allows us to leverage the broader capabilities of the executive officers more effectively across a wider range of business and functional responsibilities and fosters a team approach by, and greater collaboration among, our executive officers. Given this team orientation, we generally try to limit the relative difference in base salaries among our executive officers. As a result, the annual base salaries for our named executive officers can vary significantly from those of named executive officers in comparable positions at other companies. All of our named executive officers have served the Company for several years. The amount of their base salaries reflect that they have historically provided key contributions, and are expected to continue to significantly contribute to the Company’s long-term success.

Performance Bonus Awards

Annual cash bonus awards provide at-risk variable pay for short-term performance. We pay annual cash bonuses to our named executive officers, 50% of which is tied to the achievement of Company financial targets and 50% is tied to the achievement of specific individual financial, strategic and operational performance goals, including certain budget metrics. The bonus amount is determined by the Committee and is driven by the executive’s success in achieving these goals. The Committee explicitly evaluates the named executive officers’ contributions to the Company’s overall performance, in addition to their individual business or function. Therefore, the specific Company financial goals listed under the caption “—Compensation Determinations for 2013” below are key shared financial goals for each of our named executive officers, even though each executive has additional performance goals for the businesses or functions he leads. The bonus amounts are not formulaically set at the time the goals are established but instead are determined after the completion of the performance period based on the Committee’s assessment of quantitative and qualitative factors for each executive, up to a maximum of 200% of the executive’s bonus target. This allows the Committee to consider all aspects of an executive’s performance throughout the year, which typically cannot be accounted for under a rigid, formulaic model. For 2013, the Committee considered the following factors in determining actual bonus payouts: strategic objectives of the business; organizational development and operations; financial performance of the Company; and other factors critical to the Company’s success and the individual executive’s achievements. The Committee worked with its independent compensation consultant to assess the Company and individual executive performance relative to each, and compared performance this year versus past years to determine actual bonus payouts for the year.

Long-Term, Equity-Based Incentive Compensation

Granting equity-based incentive awards to our executives provides an at-risk variable pay opportunity for long-term performance, and focuses our executive officers on the creation of long-term stockholder value. In determining the amount of each equity-based incentive award, the Committee considers similar awards to individuals with comparable positions or roles at the companies included in the peer group and benchmarking analyses, overall Company performance, individual performance relative to annual goals and objectives and anticipated level of future contribution by the executive officer.

Each year, the Committee also reviews the form in which the equity-based grant will be awarded, taking into account competitive market practices of our peer group and the broader market, as well as alignment with our ongoing business and talent strategy, culture and compensation philosophy.

We believe our executive officers create the largest impact on the Company by focusing on long-term goals. Accordingly, we historically have weighted our total executive compensation package towards equity-based incentive awards that generally vest ratably over a four-year period. This creates an incentive for our executive officers to focus on long-term results, while annual vesting provides an appropriate intermediate value as results are attained. In addition, we believe equity awards with time-based vesting provisions strike an appropriate balance to our overall compensation structure since annual cash bonus awards are performance-driven based on achievement of annual Company and individual goals and objectives and equity awards focus on long-term stock performance.

We also believe that four-year vesting contributes to employee retention, as vesting is typically contingent upon continued service with the Company. While our management team can drive additional business, cost reduction efforts, process improvements and other short-term advancements, given that long-term lease arrangements with our tenants and additions to our site leasing portfolios generate relatively predictable long-term revenues, we believe that focusing our executive officers on long-term goals and achievements will create the greatest stockholder value. We believe management decisions with respect to mergers and acquisitions, long-term leases with major tenants, financial leverage, capital structure, growth opportunities, expansion into new markets and strategic alliances will have the largest impact on the Company. While decisions on these types of matters may negatively impact performance or stock price in the short-term, they may result in long-term value. We believe that granting executive officers meaningful equity-based awards will provide greater incentive to focus on long-term results, and enable us to retain highly experienced executives to sustain long-term Company performance. Therefore, to ensure a strong link between pay and long-term performance, our equity-based awards’ target values have tended to approximate or be above the seventy-fifth percentile, as compared to the peer group and benchmarking analyses.

Evaluation and Performance Review Process

Our executive compensation determinations are driven by a comprehensive evaluation and performance review process. To begin this process, the Chief Executive Officer works with the Committee to develop and finalize his, the other executive officers’ and the Company’s goals, objectives and performance metrics for the coming year. As part of this process:

•	The Chief Executive Officer reviews with the Board and Committee how short-term annual performance targets align and support the long-term strategic direction of the Company.

•	The Chief Executive Officer works with each executive officer to establish his individual goals and objectives, which are then reviewed and approved by the Committee.

•	Once approved, these goals and objectives form the basis for evaluating the performance of our senior vice presidents, vice presidents, directors and managers.

•

As a result, each individual’s goals and objectives are closely aligned with the overall goals and objectives of our Chief Executive Officer and the Company. The overarching goals and objectives for the Company relate to key financial performance metrics, plus specific strategic, organizational and operational achievements.

Our review process is designed to measure each executive officer’s performance against his goals for that year, and includes a mid- and full-year evaluation. As part of this review process:

•	For executive officers other than the Chief Executive Officer, this review process is conducted by our Chief Executive Officer, in consultation with the Committee.

•

Input for each executive is compiled from internal sources familiar with the executive officer’s performance and achievements, as well as external sources (such as tenants and other business associates).

•	Following the mid-year review process, the Chief Executive Officer reports to the Committee on the progress achieved relative to each executive officer’s goals and objectives.

•	As part of the year-end evaluation process, the Chief Executive Officer prepares written evaluations for each executive officer, which are then presented to the Committee for discussion.

•

Based on these evaluations and performance reviews, the Chief Executive Officer recommends compensation packages for each executive officer, as well as the proposed framework for our equity compensation plan for the following year for senior vice presidents, vice presidents, directors and managers.

•

These evaluations and performance reviews are an essential part of the process by which the Committee determines executive compensation, and are a significant factor in the Committee’s determinations with respect to performance bonuses.

In the case of our Chief Executive Officer, he provides the Lead Director (who is a member of the Committee) with a report on his performance as compared to his established goals and objectives. The Lead Director then prepares a written evaluation of the Chief Executive Officer that includes extensive input from individuals familiar with his performance and achievements, including interviews with other Directors and the direct reports to the Chief Executive Officer. The written evaluation is then presented to the Committee for review and discussion.

After reviewing the executive officers’ performance against goals and objectives for the year and considering the other factors discussed above, and after consultation with the Board of Directors, the Committee typically makes its final determinations with respect to compensation in February or March. Performance bonus awards in respect of the prior fiscal year are generally paid out to our executive officers and other eligible employees in February or March of each year. In addition, if the Committee determines to grant equity-based awards pursuant to our annual employee grant, any such grants, including grants to executive officers, will generally take place in March of each year.

Peer Group Review

The Committee, with the assistance of its compensation consultant, Pearl Meyer & Partners (PM&P), and the management team, review the peer group on an annual basis. Due to the unique nature of the Company’s business, we continually face challenges as we strive to develop the most appropriate mix of companies to comprise our peer group. We are unique in that:

•	There are very few companies in the wireless communications business like us;

•	We have large international operations located in unique markets;

•	We manage our business with a smaller senior management team relative to the size of our Company;

•	We typically outperform our peers and companies in the S&P 500; and

•	We operate and are classified as a specialty REIT and serve as one of very few global technology-based REIT companies today.

The Committee takes all of these unique characteristics into account annually when reviewing our peer group firms. The Committee established a peer group to help determine pay decisions for 2013 consisting of companies in the wireless communications site leasing industry and companies with comparable revenues (median revenue of $3 billion), market capitalizations (median market capitalization of $16 billion) and enterprise values (median enterprise value of $23 billion), as well as product competitors and firms with similar business models. In addition, the Committee considered the inclusion of additional REITs, given the Company’s reorganization to operate as a REIT as of January 1, 2012. Accordingly, our peer group includes other comparable tower companies, REITs and companies in wireless communications and related industries. The peer group used for developing 2013 pay decisions included the following companies:

• Amphenol Corporation	• Boston Properties, Inc.	• Corning Incorporated
• Crown Castle International Corp.	• Equity Residential	• F5 Networks
• HCP, Inc.	• Health Care REIT, Inc.	• Juniper Networks, Inc.
• MasterCard Incorporated	• Motorola Solutions, Inc.	• Prologis Inc.
• Public Storage	• Rockwell Collins, Inc.	• Simon Property Group, Inc.
• Ventas, Inc.	• Visa Inc.	• Vornado Realty Trust
• Yahoo! Inc.

($ in millions)	Revenue (1)	Market Capitalization (1)	Enterprise Value (2)
Peer Group Median	$3,115	$15,998	$23,067
American Tower Corporation	$2,577	$25,601	$32,329

(1)	Data generally as of June 2012 as reported in Standard & Poor’s Research Insight Database.

(2)	Data generally as of August 2012 as reported in Standard & Poor’s Research Insight Database.

Benchmarking Analyses

The Committee directed PM&P to conduct an annual assessment of executive compensation using our peer group, S&P 500 company compensation data and various broad-based survey sources. The analysis included a review of total target compensation for each executive officer as well as for each component of compensation, relative to executives in comparable positions or with comparable roles. In assessing the appropriateness of its determinations, the Committee considered that the roles our named executive officers play in our organization may not match exactly with executives in comparable positions included in the benchmarking analyses. In conducting this review, PM&P prepared an executive compensation competitive analysis, a peer group financial performance analysis and a peer group dilution and overhang analysis.

The Committee’s overall philosophy uses the comparative data described above as a reference point in its determination of the types and amounts of compensation based on its own evaluation. The Committee takes into account market conditions, experience levels, special capabilities and location of employment as significantly impactful to the type of compensation package necessary to recruit and retain senior executives. In considering total target compensation for our current executive officers, the Committee considers the relatively small size of our management team and the substantial scope of their roles relative to achieving Company short- and long-term business strategies, as well as their continued demonstration of superior performance relative to Company performance. We expect above-average performance from our executive officers, and assuming the Committee determines they continue to perform at high levels based on mid- and full-year evaluations, the Committee believes that their compensation should be set accordingly.

Role of the Compensation Consultant

PM&P reports directly to the Committee, and the Committee can replace PM&P or hire additional consultants at any time. In fiscal year 2013, PM&P attended all Committee meetings in person or by telephone, including executive sessions as requested, and consulted frequently with the Chairperson of the Committee between meetings.

As part of its review in 2013, PM&P assisted the Committee with determining our peer group and benchmarking analyses, which included an executive compensation competitive analysis, a financial performance analysis, a dilution analysis and a realizable pay for performance analysis. PM&P also advised the Committee on evolving best practices, assisted the Committee with refining the peer group and benchmarking methodology, conducted a risk assessment review of each of our compensation practices, programs and policies, and provided a director compensation competitive analysis and review of committee compensation practices. Other than the services that it provides to the Committee, PM&P does not otherwise provide services to the Company and receives no additional compensation from the Company.

The Committee has analyzed whether the work of PM&P as its compensation consultant raises any conflict of interest, taking into consideration the following factors: (i) PM&P does not provide any other services to the Company; (ii) the amount of fees from the Company paid to PM&P is less than 1% of PM&P’s total revenue; (iii) PM&P’s policies and procedures were designed to ensure independence; (iv) PM&P does not have any business or personal relationship with an executive officer of the Company; (v) PM&P does not have any business or personal relationship with any member of the Committee; and (vi) neither PM&P, nor any member of its consulting team, owns any stock of the Company. The Committee determined, based on its analysis of the above factors, that the work of PM&P and the individual compensation advisors employed by PM&P as compensation consultants to the Committee do not create any conflict of interest. The Committee will continue to monitor the independence of its compensation consultant on an annual basis.

Compensation Determinations for 2013

The following highlights the Committee’s key compensation decisions. These decisions were made with the advice of PM&P (see “Role of Compensation Consultant” above). In evaluating Company performance, the Committee considered our financial performance, as well as the peer group and benchmarking analyses, including that we out-performed our peers in performance on a three-year basis in terms of revenue growth, operating income and TSR.

For 2013, the Committee measured Company financial performance based on the achievement of the following goals as of December 31, 2013 (in millions):

	Goal (1)	Actual	Achievement
Total rental and management revenue	$3,218	$3,287	Exceeded
Adjusted EBITDA	$2,110	$2,176	Exceeded

(1)	Adjusted for the impact of fluctuations in foreign currency exchange rates and material acquisitions.

For purposes of the annual performance bonus for 2013, we established corporate financial goals related to total rental and management revenue and Adjusted EBITDA. These goals are used to measure management’s ability to grow our business, increase cash generation and control costs. We base a portion of bonuses for all of our executive officers on these goals, as we believe that making Company financial performance a shared objective for our executive officers will encourage alignment and teamwork among them. We also believe that these measures of financial performance are among the most important for our stockholders, which aligns our executive officers with our stockholder base.

When we set Company goals for total rental and management revenue and Adjusted EBITDA, we typically set them at or near the mid-point of the full year outlook that we provide to our stockholders. The ranges for anticipated total rental and management revenue and Adjusted EBITDA are then revised to adjust for fluctuations in foreign currency exchange rates and material acquisitions. On February 26, 2013, we issued a press release reporting our fourth quarter and full year results for 2012 that included our 2013 full-year outlook for total rental and management revenue and Adjusted EBITDA. In this press release, which we furnished to the SEC on Form 8-K, we indicated anticipated total rental and management revenue for 2013 of between $3,160 million and $3,210 million, and anticipated Adjusted EBITDA for 2013 of between $2,080 million and $2,130 million, which ranges were subsequently adjusted as indicated above. Our actual results of operations for 2013 included total rental and management revenue of $3,287 million and Adjusted EBITDA of $2,176 million. As set forth in the table above, based on our 2013 financial results, we determined that the Company exceeded each of its financial goals for the year ended December 31, 2013.

In determining individual performance, the Committee relies primarily on the evaluations and performance reviews for each executive officer as outlined in “—Evaluation and Performance Review Process” above.

Among other things, the Committee considered the substantial achievements of the following 2013 goals of our named executive officers, in addition to the achievement of the Company goals noted above, when considering individual performance:

•

For Mr. Taiclet, demonstrating strategic leadership in the successful pursuit of MIPT, which increased our domestic asset base by over 20%; similarly overseeing accretive international acquisition initiatives that increased the combined number of sites in our two largest non-U.S. markets, Mexico and Brazil, by over 40%; positioning the Company to secure financing in the debt capital markets to fund approximately $6 billion in acquisitions and over $1 billion in capital expenditures and dividends, while reducing the Company’s average cost of debt, extending maturities and sustaining our investment grade credit rating with all three ratings agencies; driving improved management depth across all functions and regions to deliver both strong organic and new asset growth while maintaining industry-leading operating margins; and enhancing senior-level customer relationships globally to advance our aspiration to be the preferred provider of communications site real estate in each of our served markets.

•

For Mr. Bartlett, actively managing the Company’s balance sheet to ensure sufficient liquidity to finance the Company’s significantly active year in terms of acquisitions, construction, and return of capital to stockholders; successfully completing key opportunistic financing initiatives, including a $1.8 billion securitization refinancing, an aggregate of $2.25 billion in senior notes at attractive interest rates, a $2.0 billion multi-currency revolver, a $1.0 billion 364-day revolver and a $1.5 billion term loan, which reduced the weighted average interest rate on drawn debt as of year-end to under 4% and extended weighted average maturities to approximately 5.5 years; providing guidance to our capital allocation decision-making process to maximize the value of the Company to its stockholders; effectively managing our tax function, including our operation as a REIT; and upgrading the Company’s information technology function.

•

For Mr. Hess, delivering continued growth in revenue and operating profits in the Latin American and EMEA regions, completing agreements for the significant acquisition of sites in Mexico and Brazil from Axtel and NII; elevating the effectiveness of the senior management team and organizational structure through securing high quality senior leadership and through expanded collaboration initiatives; and developing enhanced business relationships with leading multinational mobile network operators.

•

For Mr. Marshall, conducting an outstanding assessment and evaluation process regarding acquisitions of major tower portfolios, resulting in the Company’s largest single acquisition by value in its history, MIPT; delivering strong growth in revenue and operating profits for the U.S. operations through significant outperformance in organic new business; strengthening contractual and business relationships with existing and new tenants; and maintaining a high quality workplace safety program.

•

For Mr. DiSanto, successfully negotiating agreements to significantly expand the Company’s portfolio domestically and internationally through several large acquisitions; providing valuable contributions to a number of key customer contracting initiatives; concluding certain litigation and regulatory proceedings; developing leadership programs and opportunities globally for the employee base; and providing comprehensive ethics and compliance training programs in our global markets.

Base Salary. The following table sets forth the base salaries of our named executive officers for the years ended December 31, 2011, 2012 and 2013.

Name	2011 Base Salary	2012 Base Salary	Percent Change (1)	2013 Base Salary	Percent Change (1)
James D. Taiclet, Jr.	$1,100,000	$1,100,000	0%	$1,100,000	0%
Thomas A. Bartlett	$682,500	$702,975	3%	$730,000	4%
William H. Hess	$550,000	$566,500	3%	$600,000	6%
Steven C. Marshall	$508,500	$564,435	11%	$600,000	6%
Edmund DiSanto	$420,000	$500,220	19%	$530,000	6%

(1)	This column represents the percentage change in base salary from the prior year.

After reviewing merit increases and individual performance during the prior year, relative to Company performance during the prior year, and determining whether there were significant changes in the scope and complexity of each executive’s job responsibilities during the year, combined with a review of peer group competitive assessment data, the Committee determined it necessary to slightly increase base salaries in 2013 for each of the named executive officers, except the Chief Executive Officer. Taking into account the peer group base salaries, the Committee determined to keep Mr. Taiclet’s 2013 base salary the same as the prior two years. Based on the peer group and benchmarking analyses, the 2013 base salaries for Messrs. Bartlett and Taiclet were above the seventy-fifth percentile, the base salary for Mr. DiSanto was at the sixty-fifth percentile, the base salary for Mr. Hess was at the sixtieth percentile and the base salary for Mr. Marshall was at the fifty-fifth percentile.

Performance Bonus. The following table sets forth the target award opportunities and actual bonuses awarded to our named executive officers for the years ended December 31, 2011, 2012 and 2013.

		Target Cash Bonus		Actual Cash Bonus
Name	Year	% Base of Salary	$	% Base of Salary	$	Percentage Change (1)
James D. Taiclet, Jr.	2011	100%	$1,100,000	165%	$1,815,000	54%
	2012	100%	$1,100,000	185%	$2,035,000	12%
	2013	100%	$1,100,000	190%	$2,090,000	3%

Thomas A. Bartlett	2011	70%	$477,750	89%	$606,743	7%
	2012	70%	$492,083	112%	$787,332	30%
	2013	70%	$511,000	105%	$766,500	(3%)

William H. Hess	2011	70%	$385,000	106%	$585,200	35%
	2012	70%	$396,550	119%	$674,135	15%
	2013	70%	$420,000	109%	$651,000	(3%)

Steven C. Marshall	2011	70%	$355,950	88%	$444,938	12%
	2012	70%	$395,105	123%	$691,433	55%
	2013	70%	$420,000	116%	$693,000	0%

Edmund DiSanto	2011	70%	$294,000	97%	$405,720	17%
	2012	70%	$350,154	113%	$567,249	40%
	2013	70%	$371,000	112%	$593,600	5%

(1)	This column represents the percentage change in actual cash bonus awarded from the prior year.

The Committee determined that each of our named executive officers exceeded his individual goals for 2013 and as indicated on pages 31 and 32 above, the Company exceeded its financial targets. As a result, the actual bonus amounts received by Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto are based on overachievement of both individual and Company goals, and reflect awards of 190%, 105%, 109%, 116% and 112% of base salary, respectively.

Equity. The following table sets forth the total equity values granted to our named executive officers in the years ended December 31, 2011, 2012 and 2013. For each named executive officer, 50% of each of the equity values was in the form of stock options and 50% in the form of RSUs.

Name	2011	2012	Percent Change (1)	2013	Percent Change (1)
James D. Taiclet, Jr.	$6,000,048	$8,000,071	33%	$9,000,041	12%
Thomas A. Bartlett	$2,200,049	$2,700,056	23%	$3,000,026	11%
William H. Hess	$2,100,035	$2,500,047	19%	$2,800,044	12%
Steven C. Marshall	$2,100,035	$2,500,047	19%	$2,800,044	12%
Edmund DiSanto	$2,000,022	$2,400,012	20%	$2,700,072	13%

(1)	This column represents the percentage change in equity values awarded from the prior year.

Our practice has been to award equity-based incentives in amounts that vary based on the executive’s scope of responsibility and the expected contributions of the executive officer and the executive officer’s operating unit to the Company. As set forth in the table above, for 2013, we increased the size of our equity-based awards to each of our named executive officers to acknowledge his high level of performance achieved during the prior year. The value of annual equity-based award grants in 2013 for our executive officers increased between 11% and 13%. In determining the size of these awards for 2013, the Committee first considered the total value/spend on equity for 2012, which was used as the foundation for determining the 2013 equity budget. The Committee then reviewed and approved a range of award valuations for each employee level. For our named executive officers, the Committee determined the appropriate allocations to each executive officer based on the most recent available peer group competitive assessment data, performance, goal achievement, scope of job responsibilities and historical data of awards made to executives in prior years. The Committee determined to increase the size of the equity-based awards for each executive officer in recognition of the continued increase in global scale and complexity of the Company, the increased acquisition and growth opportunities completed during the year and the financial performance of the Company.

In comparing our equity-based awards to those granted by other companies included in the peer group and benchmarking analyses, we determined the value of our awards using a Black-Scholes valuation analysis for stock options and the closing price of our Common Stock on the date of grant for RSUs. Based on the peer group and benchmarking analyses, the fair market value of equity-based awards granted in 2013 for each of the named executive officers was above the seventy-fifth percentile.

Each option and RSU grant generally vests 25% annually over four years, commencing one year from the date of grant, with each option having a ten year term. All stock options and RSUs are awarded as part of our annual employee grant in 2013, including the above awards to our executive officers, which were granted on March 11, 2013. The stock options granted as part of the annual 2013 employee grant have an exercise price of $76.90, which was the closing price of our Common Stock on the NYSE on the date of grant.

In 2012, the Committee adopted a death, disability and retirement benefits program in connection with equity awards granted to our employees, including executives, similar to our peer group companies. The benefits provide for the acceleration of vesting and exercise periods of stock options and RSUs granted on or after January 1, 2013, upon an employee’s death or permanent disability, or upon an employee’s qualified retirement provided certain eligibility criteria are met.

Perquisites. We do not believe in providing extensive perquisites to our executive officers. Our healthcare, insurance and other welfare and retirement programs are the same for all eligible employees, including executive officers, and include health and dental coverage, group term life insurance, disability programs, our broad-based employee stock purchase program (under which we give a 15% discount to all employees on the purchase price of our stock) and matching contributions to our 401(k) plan (and U.K. designated retirement fund for Mr. Marshall). We share the cost of health and welfare benefits with our employees, including our executive officers. This cost depends on the level of benefits coverage that each employee or executive officer elects. We have no deferred compensation plans or supplemental executive retirement plans, nor any outstanding loans of any kind to our executive officers.

As set forth in the Summary Compensation Table, in the column captioned “All Other Compensation,” perquisites to executive officers include an annual car allowance of $12,000 and reimbursement for related auto insurance premiums. They also include amounts for discounted parking at our corporate offices in Boston, a benefit we offer to a number of our employees who work in that office, including our named executive officers.

Under limited circumstances, we provide certain perquisites to recruit individuals to key positions within the Company and to officers that expatriate to another country for work on the Company’s behalf. Accordingly, in addition to the general perquisites to executive officers, Mr. Marshall, an expatriate from the United Kingdom, receives a goods and services differential, benefits allowances, optional relocation support allowances and housing in connection with his continued role as Executive Vice President and President, U.S. Tower Division. The amount for each of these perquisites is set forth in the Summary Compensation Table. We believe that this is consistent with standard packages offered to expatriated employees at global companies.

Compensation Determinations for 2014

In February 2014, the Committee established base salaries and target bonus award opportunities for our named executive officers for 2014 based on review of a slightly revised peer group (revised for the increased revenues and enterprise value of the Company following significant acquisition activity during 2013) and benchmarking analyses. The following table sets forth the base salary and target bonus award opportunities for Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto for the year ending December 31, 2014.

Name	2013 Base Salary	2014 Base Salary	Percent Change (1)	2014 Target Cash Bonus Potential (% of Base Salary / $)
James D. Taiclet, Jr.	$1,100,000	$1,100,000	0%	130% / $1,430,000
Thomas A. Bartlett	$730,000	$750,000	3%	80% / $600,000
William H. Hess	$600,000	$650,000	8%	80% / $520,000
Steven C. Marshall	$600,000	$650,000	8%	80% / $520,000
Edmund DiSanto	$530,000	$600,000	13%	80% / $480,000

(1)	This column represents the percentage change in base salary from the prior year.

In February 2014, the Committee also approved the grant of equity-based incentive awards pursuant to our annual employee grant, which included awards to the executive officers comprised of stock options and RSUs that vest over time. The Committee annually considers whether the current mix of equity continues to be reasonable and appropriate for the coming year. The Committee determined to continue with the current instruments and mix of equity as used in the prior year. In determining the size of these awards, the Committee established a targeted award value for each executive officer and then allocated 50% in stock options and 50% in RSUs. In making its determinations, the Committee reviewed the total value of prior year awards, as well as the peer group and benchmarking analyses related to equity-based awards, and then established a value for the 2014 equity-based awards to each executive officer. Based on the peer group and benchmarking analyses, the 2014 equity award values for each executive officer are above the seventy-fifth percentile. The Committee determined that the award values were appropriate given the executive officers’ continued superior performance, expected future contributions and the comparably smaller size of the executive team relative to other similarly-sized companies.

The following table sets forth the total equity value approved by the Committee to Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto as part of our 2013 and 2014 annual employee grants.

Name	2013 Equity Value (1)	2014 Equity Value (1)	Percent Change (2)
James D. Taiclet, Jr.	$9,000,000	$9,000,000	0%
Thomas A. Bartlett	$3,000,000	$3,200,000	7%
William H. Hess	$2,800,000	$3,200,000	14%
Steven C. Marshall	$2,800,000	$3,200,000	14%
Edmund DiSanto	$2,700,000	$3,000,000	11%

(1)	Due to fractional shares, the fair value amounts awarded may slightly differ from the amounts approved by the Committee.

(2)	This column represents the percentage change in equity values awarded from the prior year.

Employment and Other Agreements

To recruit and retain our executive officers, we have periodically entered into employment letters and other arrangements or agreements, all of which are subject to review by the Committee.

In March 2013, we entered into a two-year letter agreement with Mr. Marshall in connection with his continuation as Executive Vice President and President of our U.S. Tower Division. In addition to terms consistent with our agreements with our other executive officers, we agreed to provide Mr. Marshall with a goods and services differential, benefits allowances, optional relocation support allowances and housing as described above in “—Perquisites.”

In March 2009, we implemented the Severance Program to provide severance benefits to all eligible employees if they are terminated in certain circumstances. The Severance Program establishes varying amounts of severance benefits depending on an employee’s position or tenure with the Company. Under the Severance Program, the severance benefits afforded to our Executive Vice Presidents and our Chief Executive Officer are as follows:

•

Cash Severance: Upon a Qualifying Termination (i.e., termination by the executive officer for Good Reason or a termination of the executive officer by the Company other than for Cause or for Performance Reasons (as such terms are defined in the Severance Program)), the Chief Executive Officer will be entitled to receive 104 weeks of base earnings and each Executive Vice President will be entitled to receive 78 weeks of base earnings. In addition, each executive officer will be entitled to a pro-rated portion of his or her target bonus for the portion of the year prior to termination, assuming 100% satisfaction of goals or objectives related thereto.

•

Equity Acceleration/Vesting Provisions: Upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control, each executive officer would also be entitled to full acceleration of vesting of all outstanding equity-based awards, including, but not limited to, stock options and RSUs.

•

Benefits Continuation: Following a Qualifying Termination, each executive officer will be eligible for continued health and welfare benefits, pursuant to which the Company will pay the employer share of the cost of coverage for a period equal to the number of weeks of base earnings payable under the Severance Program.

•

Release of Claims, Non-Compete: All severance benefits under the Severance Program are subject to the executive officer signing a separation and release agreement and a confidentiality and restrictive covenants agreement in forms satisfactory to the Company. In addition, at the Company’s discretion, the Company can require the deposit of a portion of the after-tax payments to each executive officer in a restricted account to serve as security for the executive officer’s compliance with the ongoing covenants, restrictions and obligations contained in such agreements, with restrictions on distribution up to and including forfeiture in the event of non-compliance.

We are also a party to noncompetition agreements with Mr. Hess. We entered into a Noncompetition and Confidentiality agreement with Mr. Hess in January 2004, as amended in August 2008, related to the Company’s Brazil subsidiary, ATC South America Holding LLC (ATC South America). In addition, in 2001, we entered into a similar noncompetition agreement with Mr. Hess related to the Company’s Mexico subsidiary, ATC MexHold LLC (ATC Mexico).

Equity-Based Award Procedures

In February 2008, the Committee approved a number of written procedures regarding the grant of equity-based incentive awards and award modifications under the 2007 Equity Incentive Plan, which include the following:

•

our annual broad-based employee grant, if approved, will be on March 10 of each year (or, if not a business day, the first business day following March 10), unless we have not yet filed our Annual Report on Form 10-K for such year, in which case the grant will be delayed until the first business day following the filing date of our Form 10-K with the SEC;

•

all new hire and promotional grants must be approved by the Committee, with the grant dates for such awards established as of (i) the first business day of the calendar month following Committee action approving such grants, or (ii) such future date as approved by the Committee;

•	unless otherwise expressly approved by the Committee, the grant price for all equity-based awards will be equal to the closing price of our Common Stock on the NYSE on the date of grant;

•

at or prior to the time the Committee meets or takes action by unanimous written consent to approve an equity-based award, the Committee shall receive a complete schedule setting forth all details of the proposed awards, and the date of grant for such awards will be the first business day of the calendar month following Committee action approving such grants or a future date specified by the Committee in such approval; and

•

any material change to the terms of an equity-based award following Committee approval must be submitted for approval by the Committee, and any modification to any material term of an award shall be effective as of the date of approval by Committee, or a future date specified by the Committee in such approval.

Stock Ownership Guidelines

We believe that, by holding shares of our Common Stock, RSUs and options to purchase our Common Stock, our executive officers have interests that are closely aligned with those of our stockholders. In January 2012, we implemented a formal stock ownership policy for our executive officers and Directors so that they may also share in the perspectives and sentiments of our stockholders as our stock price increases or decreases.

The current stock ownership guidelines are based on a multiple of base salary for executive officers (five times base salary for the Chief Executive Officer and three times base salary for the executive officers directly reporting to the Chief Executive Officer) and a multiple of the annual cash retainer for non-employee Directors (five times annual retainer). Shares to be counted for determining compliance with these guidelines include (i) actual shares held, (ii) unvested time-based RSUs, and (iii) in-the-money value of vested options. Executives and Directors have five years from the date of hire or implementation of these guidelines to be in compliance.

As of December 31, 2013, all of our executive officers were in compliance with the stock ownership guidelines. For additional information on our stock ownership guidelines, see above under the caption “Corporate Governance—Stock Ownership Guidelines.”

Anti-Insider Trading Policy

We have an Anti-Insider Trading Policy that imposes limits as to when and how Company employees, including our executive officers and Directors, can engage in transactions in our securities, and prohibits short sales of our Common Stock by Company personnel and Directors. While we do not have a formal policy that restricts our executive officers and Directors from entering into hedging transactions with respect to our Common Stock, any such transactions would be subject to the provisions of our Anti-Insider Trading Policy. Additionally, none of our executive officers or Directors has pledged shares of his or her Common Stock as security.

Claw Back

The terms of our annual performance bonus awards and long-term, equity-based awards allow the Company to “claw back” cash and shares received pursuant to such awards, respectively, or, in the latter case, require the payment to the Company of all gains realized upon disposition of such shares in certain circumstances, such as the executive’s termination by the Company for cause or following termination of employment for any reason if either (1) the executive officer engaged in conduct while an employee that would have justified termination for cause, or (2) the executive officer violates any applicable confidentiality or noncompetition agreement.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), which generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid in any year to a company’s chief executive officer and the three other most highly compensated officers (other than the company’s chief financial officer). Certain compensation, including qualified “performance based compensation,” will not be subject to the deduction limitation if certain requirements are met. While the Committee is mindful of whether compensation will be deductible under Section 162(m), in order to meet the objectives of our compensation philosophy, it retains the flexibility in both the design of our compensation programs and in making awards to our executive officers to provide for compensation that will not qualify as “performance based compensation.” For purposes of Section 162(m), amounts paid to Messrs. Taiclet, Hess, Marshall and DiSanto exceeded $1 million in 2013.

Accounting for Equity-Based Compensation

As discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, we measure and recognize compensation expense for all share-based payment awards made to employees and Directors, including stock options, RSUs and employee stock purchases under our employee stock purchase plan. Stock-based compensation cost is measured at the accounting measurement date based on the fair value of the award and is recognized as an expense over the requisite service period, which generally represents the vesting period, and for those awards granted in 2013 and beyond, is the shorter of the vesting period or the period within which the employee will become eligible to receive such awards under our death, disability and retirement benefits program. The expense recognized over the service period includes an estimate of awards that will not fully vest and be forfeited. We calculate the fair value of stock options using the Black-Scholes option-pricing model that takes into account a number of assumptions at the accounting measurement date, including the stock price, the exercise price, the expected life of the option, the volatility of the underlying stock, expected dividends and the risk-free interest rate over the expected life of the option. The fair value of RSUs is based on the market price of our Common Stock on the grant date. We continue to believe that our broad-based equity incentive program is an effective tool for motivating and retaining our employees and expect to continue to grant options and RSUs to our employees and executive officers, notwithstanding the impact to our financial statements.

Compensation Committee Report

The Compensation Committee of the Company’s Board of Directors reviewed the Compensation Discussion and Analysis for the year ended December 31, 2013 and discussed this Compensation Discussion and Analysis with the Company’s management. Based on this review and its discussions with management, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2014 Annual Meeting of Stockholders.

By the Compensation Committee of the Board of Directors of American Tower Corporation.

COMPENSATION COMMITTEE

Samme L. Thompson, Chairperson

Gustavo Lara Cantu

Pamela D.A. Reeve

Executive Compensation

The following table provides information concerning compensation earned by each of our named executive officers for the years ended December 31, 2013, 2012 and 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($) (2)		Option Awards ($) (3)		Non-Equity Incentive Plan Compensation ($) (4)		All Other Compensation ($) (5)		Total ($)
(a)	(b)	(c)		(d)	(e)		(f)		(g)		(i)		(j)
James D. Taiclet, Jr.	2013		$1,100,000	–		$4,500,034		$4,500,007		$2,090,000		$30,985		$12,221,026
Chairman of the Board, President and Chief Executive Officer	2012 2011	$ $	1,100,000 1,100,000	– –	$ $	4,000,054 3,000,032	$ $	4,000,017 3,000,016	$ $	2,035,000 1,815,000	$ $	26,093 26,932	$ $	11,161,164 8,941,980

Thomas A. Bartlett	2013		$730,000	–		$1,500,011		$1,500,015		$766,500		$23,613		$4,520,139
Executive Vice President and Chief Financial Officer	2012 2011	$ $	702,975 682,500	$ – 200,000	$ $	1,350,050 1,100,047	$ $	1,350,006 1,100,002	$ $	787,332 606,743	$ $	20,550 20,944	$ $	4,210,913 3,710,236

William H. Hess	2013		$600,000	–		$1,400,041		$1,400,003		$651,000		$30,060		$4,081,104
Executive Vice President, International Operations and President, Latin America and EMEA	2012 2011	$ $	566,500 550,000	– –	$ $	1,250,044 1,050,029	$ $	1,250,003 1,050,006	$ $	674,135 585,200	$ $	25,836 26,570	$ $	3,766,518 3,261,805

Steven C. Marshall	2013		$600,000	–		$1,400,041		$1,400,003		$693,000		$138,997		$4,232,041
Executive Vice President and President, U.S. Tower Division	2012 2011	$ $	564,435 508,500	– –	$ $	1,250,044 1,050,029	$ $	1,250,003 1,050,006	$ $	691,433 444,938	$ $	161,314 166,106	$ $	3,917,229 3,219,579

Edmund DiSanto	2013		$530,000	–		$1,350,056		$1,350,016		$593,600		$29,662		$3,853,334
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2012 2011	$ $	500,220 420,000	– –	$ $	1,200,010 1,000,011	$ $	1,200,002 1,000,011	$ $	567,249 405,720	$ $	23,190 25,568	$ $	3,490,671 2,851,310

(1)	In addition to the annual performance bonus awards that we pay to our named executive officers (included in column (g)), we periodically pay discretionary bonuses that relate to specific achievements or accomplishments. During 2011, Mr. Bartlett received the second half of his cash signing bonus, pursuant to his letter agreement.

(2)	The amounts in column (e) reflect the aggregate grant date fair value of RSUs granted in 2013, 2012 and 2011 pursuant to our 2007 Equity Incentive Plan. See notes 1 and 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014, regarding assumptions underlying the valuation of our RSUs.

(3)	The amounts in column (f) reflect the aggregate grant date fair value of stock options granted in 2013, 2012 and 2011, respectively, pursuant to our 2007 Equity Incentive Plan. See notes 1 and 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014, regarding assumptions underlying the valuation of our stock options.

(4)	The amounts in column (g) reflect, for the year ended December 31, 2013, cash payments made in 2014 with respect to annual performance bonus awards for services performed in 2013; for the year ended December 31, 2012, cash payments made in 2013 with respect to annual performance bonus awards for services performed in 2012; and for the year ended December 31, 2011, cash payments made in 2012 with respect to annual performance bonus awards for services performed in 2011.

(5)	The amounts in column (i) include for each of our named executive officers matching contributions pursuant to our 401(k) plan (and U.K. designated retirement fund for Mr. Marshall), an annual car allowance of $12,000 and additional amounts for related auto insurance premiums. These amounts also reflect reimbursement for parking expenses at our corporate offices in Boston, which is a benefit we offer to a number of our employees who work in that office. In addition, the amounts in column (i) include certain benefits related to Mr. Marshall’s status as an expatriate in the years ended December 31, 2013, 2012 and 2011. In 2013, 2012 and 2011, Mr. Marshall received an aggregate of $102,109, $89,140 and $97,890, respectively, for temporary living expenses and goods and services differentials. For more information regarding these benefits to Mr. Marshall, see “—Employment and Severance Arrangements” below. In accordance with SEC rules, the amounts in column (i) do not include payments for group term life insurance and other welfare benefits that are available generally to all salaried employees.

Grants of Plan-Based Awards for 2013

The following table sets forth information relating to stock options and RSUs granted pursuant to our equity incentive plans and cash bonus opportunity awarded as part of our annual performance bonus during the year ended December 31, 2013 to each of our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)(4)	All Other Option Awards: Number of Securities Underlying Options (#) (3)(4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards (6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
James D. Taiclet, Jr.
Cash bonus		$825,000	$1,100,000	$2,200,000
Options	3/11/2013					233,161	$76.90	$4,500,007
RSUs	3/11/2013				58,518			$4,500,034

Thomas A. Bartlett
Cash bonus		$383,250	$511,000	$1,022,000
Options	3/11/2013					77,721	$76.90	$1,500,015
RSUs	3/11/2013				19,506			$1,500,011

William H. Hess
Cash bonus		$315,000	$420,000	$840,000
Options	3/11/2013					72,539	$76.90	$1,400,003
RSUs	3/11/2013				18,206			$1,400,041

Steven C. Marshall
Cash bonus		$315,000	$420,000	$840,000
Options	3/11/2013					72,539	$76.90	$1,400,003
RSUs	3/11/2013				18,206			$1,400,041

Edmund DiSanto
Cash bonus		$278,250	$371,000	$742,000
Options	3/11/2013					69,949	$76.90	$1,350,016
RSUs	3/11/2013				17,556			$1,350,056

(1)	For 2013, the bonus target for Mr. Taiclet was 100% of base salary and the bonus target for each of Messrs. Bartlett, Hess, Marshall and DiSanto was 70% of base salary. The performance bonus cannot exceed 200% of the bonus target, and typically the Compensation Committee does not award performance bonuses below 75% of the bonus target. The amounts in column (c), (d) and (e) are based on 75%, 100% and 200% of the bonus target, respectively. The actual amounts we paid in connection with our annual performance bonus awards are reflected in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” For more information regarding our annual performance bonus awards, see “Elements of Compensation—Performance Bonus Awards” in our Compensation Discussion and Analysis included in this Proxy Statement.

(2)	Includes RSUs granted under the 2007 Equity Incentive Plan. All RSUs included in column (i) generally vest in 25% cumulative annual increments commencing one year from the date of grant.

(3)	Includes stock options granted under the 2007 Equity Incentive Plan. All stock options included in column (j) generally vest in 25% cumulative annual increments commencing one year from the date of grant.

(4)

We typically grant equity-based incentive awards to our employees, including our executive officers, as part of our annual employee performance review program conducted in February or March of each year. On March 10, 2014, in connection with annual performance reviews and the Company’s annual employee equity grant, we awarded Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto stock options and RSUs pursuant to the 2007 Equity Incentive Plan in the amounts set forth below based on their performance for the year ended December 31, 2013 and expected future contributions to the Company. As discussed in “Compensation Determinations for 2014” in our Compensation Discussion and Analysis included in this Proxy Statement, we determined the amount of stock options and RSUs based on award value. In making these awards, we reviewed the total value of prior year awards, as well as the peer group and benchmarking analyses related to equity-based awards, and then established a value for the 2014 equity-based awards to each executive.

Name	Stock Options	RSUs	Grant Date Fair Value
James D. Taiclet, Jr.	$4,500,000	$4,500,000	$9,000,000

Thomas A. Bartlett	$1,600,000	$1,600,000	$3,200,000

William H. Hess	$1,600,000	$1,600,000	$3,200,000

Steven C. Marshall	$1,600,000	$1,600,000	$3,200,000

Edmund DiSanto	$1,500,000	$1,500,000	$3,000,000

The stock options have an exercise price of $81.18, which was the closing price of our Common Stock on the NYSE on the date of grant, and have a term of ten years. All of the above stock option and RSU awards vest in 25% cumulative annual increments commencing one year from the date of grant, subject to earlier vesting under the death, disability and retirement benefits program.

(5)	The price included in column (k) reflects the per share exercise price of each option, which is equal to the closing price of our Common Stock on the NYSE on the date of grant.

(6)	The amounts in column (l) reflect the grant date fair value of the stock and option awards granted during the fiscal year ended December 31, 2013. See notes 1 and 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014, regarding assumptions underlying valuation of equity awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The compensation paid to our named executive officers in 2013, 2012 and 2011 summarized in the Summary Compensation Table is determined in accordance with employment letters and other arrangements or agreements with our executive officers, all of which are reviewed and approved by the Compensation Committee. For more information about these agreements, please see below under “—Employment and Severance Arrangements.”

Outstanding Equity Awards at Fiscal Year-End for 2013

The following table sets forth information relating to stock options and RSUs outstanding as of December 31, 2013 that were granted pursuant to our 1997 Stock Option Plan and 2007 Equity Incentive Plan, or granted under predecessor plans, to our named executive officers.

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James D. Taiclet, Jr.	3,174	–	–	$31.50	3/01/2016	–	–	–	–
	350,000	–	–	$37.52	3/15/2017	–	–	–	–
	162,500	–	–	$37.70	3/17/2018	–	–	–	–
	189,760	–	–	$28.39	3/10/2019	–	–	–	–
	102,501	34,166	–	$43.11	3/10/2020	–	–	–	–
	87,669	87,668	–	$50.78	3/10/2021	–	–	–	–
	57,439	172,315	–	$62.00	3/12/2022	–	–	–	–
	–	233,161	–	$76.90	3/11/2023
	–	–	–	–	–	11,888	$948,900	–	–
	–	–	–	–	–	29,539	$2,357,803	–	–
	–	–	–	–	–	48,387	$3,862,250	–	–
	–	–	–	–	–	58,518	$4,670,907	–	–

Thomas A. Bartlett	65,240	–	–	$31.54	4/01/2019	–		–	–
	50,001	16,666	–	$43.11	3/10/2020	–		–	–
	32,146	32,144	–	$50.78	3/10/2021	–		–	–
	19,386	58,156	–	$62.00	3/12/2022	–		–	–
	–	77,721	–	$76.90	3/11/2023
	–	–	–	–	–	5,799	$462,876	–	–
	–	–	–	–	–	10,831	$864,530	–	–
	–	–	–	–	–	16,331	$1,303,540	–	–
	–	–	–	–	–	19,506	$1,556,969	–	–

William H. Hess	25,543	–	–	$28.39	3/10/2019	–		–	–
	15,000	15,000	–	$43.11	3/10/2020	–		–	–
	30,684	30,684	–	$50.78	3/10/2021	–		–	–
	17,950	53,848	–	$62.00	3/12/2022	–		–	–
	–	72,539	–	$76.90	3/11/2023
	–	–	–	–	–	5,219	$416,581	–	–
	–	–	–	–	–	10,338	$825,179	–	–
	–	–	–	–	–	15,121	$1,206,958	–	–
	–	–	–	–	–	18,206	$1,453,203	–	–

Steven C. Marshall	150,000	–	–	$44.92	12/03/2017	–		–	–
	17,162	–	–	$28.39	3/10/2019	–		–	–
	15,000	15,000	–	$43.11	3/10/2020	–		–	–
	30,684	30,684	–	$50.78	3/10/2021	–		–	–
	17,950	53,848	–	$62.00	3/12/2022	–		–	–
	–	72,539	–	$76.90	3/11/2023
	–	–	–	–	–	5,219	$416,581	–	–
	–	–	–	–	–	10,338	$825,179	–	–
	–	–	–	–	–	15,121	$1,206,958	–	–
	–	–	–	–	–	18,206	$1,453,203	–	–

Edmund DiSanto	84,312	–	–	$42.95	6/01/2017	–		–	–
	21,875	–	–	$37.70	3/17/2018	–		–	–
	51,087	–	–	$28.39	3/10/2019	–		–	–
	45,000	15,000	–	$43.11	3/10/2020	–		–	–
	29,224	29,222	–	$50.78	3/10/2021	–		–	–
	17,232	51,694	–	$62.00	3/12/2022	–		–	–
	–	69,949	–	$76.90	3/11/2023
	–	–	–	–	–	5,219	$416,581	–	–
	–	–	–	–	–	9,846	$785,908	–	–
	–	–	–	–	–	14,516	$1,158,667	–	–
	–	–	–	–	–	17,556	$1,401,320	–	–

(1)	Stock options vest in 25% cumulative annual increments commencing one year from the date of grant, and have a term of ten years, subject to earlier vesting under the death, disability and retirement benefits program.

(2)	For each option grant identified as unexercisable in part or in full, the following table sets forth information regarding such option grant as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Grant Date	Original Option Grant Amount (#)
James D. Taiclet, Jr.	102,501	34,166	3/10/2010	136,667
	87,669	87,668	3/10/2011	175,337
	57,439	172,315	3/12/2012	229,754
	–	233,161	3/11/2013	233,161

Thomas A. Bartlett	50,001	16,666	3/10/2010	66,667
	32,146	32,144	3/10/2011	64,290
	19,386	58,156	3/12/2012	77,542
	–	77,721	3/11/2013	77,721

William H. Hess	15,000	15,000	3/10/2010	60,000
	30,684	30,684	3/10/2011	61,368
	17,950	53,848	3/12/2012	71,798
	–	72,539	3/11/2013	72,539

Steven C. Marshall	15,000	15,000	3/10/2010	60,000
	30,684	30,684	3/10/2011	61,368
	17,950	53,848	3/12/2012	71,798
	–	72,539	3/11/2013	72,539

Edmund DiSanto	45,000	15,000	3/10/2010	60,000
	29,224	29,222	3/10/2011	58,446
	17,232	51,694	3/12/2012	68,926
	–	69,949	3/11/2013	69,949

(3)	Stock awards consist of RSUs granted under the 2007 Equity Incentive Plan. Each of the RSUs identified as unvested was granted on March 10, 2010, March 10, 2011, March 12, 2012 or March 11, 2013 (in descending chronological order as to the date of grant in the table for each named executive officer) and each vests in 25% cumulative annual increments commencing one year from the date of grant, subject to earlier vesting under the death, disability and retirement benefits program.

(4)	The market value of the RSU awards was determined using a stock price of $79.82, which was the closing price of our Common Stock on the NYSE on December 31, 2013.

Option Exercises and Stock Vested for 2013

The following table sets forth information relating to options exercised and RSUs vested during the year ended December 31, 2013 in respect of each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
James D. Taiclet, Jr.	496,826	$20,863,384	57,392	$4,409,315
Thomas A. Bartlett	–	–	26,567	$2,049,379
William H. Hess	30,000	$1,039,100	23,293	$1,791,227
Steven C. Marshall	–	–	20,713	$1,592,205
Edmund DiSanto	115,688	$4,118,732	22,844	$1,756,815

(1)	Column (c) reflects the excess of the market price of the underlying securities at exercise over the exercise price.

(2)	Column (e) reflects the market value of RSU awards using a stock price of $77.14, $76.03 and $77.75, the closing price of our Common Stock on the NYSE on the vesting date of each RSU, or on the last trading day prior to the vesting date if the vesting date was not a business day.

Employment and Severance Arrangements

As discussed above in our Compensation Discussion and Analysis, in order to recruit and retain our executive officers, we have periodically entered into employment letters and other arrangements or agreements, all of which are reviewed and approved by the Compensation Committee. Our named executive officers are also subject to the terms of the Severance Program. The table below related to Potential Payments Upon Termination or Change of Control for 2013 summarizes the severance benefits that would be payable to each of our named executive officers if his employment were to have been terminated as of December 31, 2013, with respect to the different termination scenarios set forth in their agreements with the Company. Under the Severance Program, our executive officers are entitled to the following severance benefits:

•

Cash Severance: Upon a Qualifying Termination, the Chief Executive Officer will be entitled to receive 104 weeks of base earnings and each Executive Vice President will be entitled to receive 78 weeks of base earnings. In addition, each executive will be entitled to a pro-rated portion of his or her target bonus for the portion of the year prior to termination, assuming 100% satisfaction of goals or objectives related thereto.

•

Equity Acceleration/Vesting Provisions: Upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control, each executive would also be entitled to full acceleration of vesting of all outstanding equity-based awards, including, but not limited to, stock options and RSUs.

•

Benefits Continuation: Following a Qualifying Termination, each executive will be eligible for continued health and welfare benefits, pursuant to which the Company will pay the employer share of the cost of coverage for a period equal to the number of weeks of base earnings payable under the Severance Program.

•

Release of Claims, Non-Compete: All severance benefits under the Severance Program are subject to the executive signing a separation and release agreement and a confidentiality and restrictive covenants agreement in forms satisfactory to the Company. In addition, at the Company’s discretion, the Company can require the deposit of a portion of the after-tax payments to each executive in a restricted account to serve as security for the executive’s compliance with the ongoing covenants, restrictions and obligations contained in such agreements, with restrictions on distribution up to and including forfeiture in the event of non-compliance.

Under the Severance Program, equity awards to our executive officers are subject to a double-trigger standard, whereby the executive would only be entitled to acceleration of his equity awards in the event of a “Qualifying Termination” within 14 days before, or two years following, a “Change of Control.” In such an event, the executive would be entitled to acceleration of all unvested equity-based awards (including stock options and RSUs). In all other cases, the executive would not be entitled to any acceleration or continued vesting of his or her equity-based awards. In addition, the Severance Program does not provide for tax gross-ups. For more information about the Severance Program, see the caption “Employment and Other Agreements” in our Compensation Discussion and Analysis included in this Proxy Statement.

In addition, the Compensation Committee adopted a death, disability and retirement benefits program in connection with equity awards granted to our employees, including executives, similar to our peer group companies. The benefits provide for the acceleration of vesting and exercise periods upon an employee’s death or permanent disability, or upon an employee’s qualified retirement provided certain eligibility criteria are met, for stock options and RSUs granted on or after January 1, 2013.

In March 2013, we entered into a two-year letter agreement with Mr. Marshall in connection with his continuation as Executive Vice President and President of our U.S. Tower Division. In addition to terms consistent with our agreements with our other executive officers, we agreed to provide Mr. Marshall with a goods and services differential, benefits allowances, optional relocation support allowances and housing, the amounts of which the Compensation Committee reviewed with PM&P.

In February 2009, we entered into a letter agreement with Mr. Bartlett in connection with our recruitment of Mr. Bartlett as our Chief Financial Officer that sets forth his compensation, severance and other benefits. Pursuant to the agreement and in consideration of the recruitment initiatives and peer group competitive assessment data, Mr. Bartlett was eligible for a cash signing bonus of $400,000, half of which was paid on the first anniversary of his start date of Apri1 1, 2009, and half of which was paid on the second anniversary of his start date.

We are also a party to noncompetition agreements with Mr. Hess. We entered into a Noncompetition and Confidentiality Agreement with Mr. Hess in January 2004, as amended in August 2008, related to ATC South America. In addition, in 2001, we entered into a similar noncompetition agreement with Mr. Hess related to ATC Mexico.

Potential Payments Upon Termination or Change of Control for 2013

The table below shows the potential estimated payments pursuant to our Severance Program to each named executive officer as if the individual’s employment had been terminated as of December 31, 2013. While our executive officers are entitled to certain severance benefits upon a Qualifying Termination pursuant to the terms of the Severance Program, unless otherwise noted, full acceleration of vesting of outstanding equity-based awards is limited to a Qualifying Termination upon a change in control.

Name and Type of Payment/Benefit	Termination on 12/31/13: voluntary, retirement, disability, death, or “for Cause”	Qualifying Termination on 12/31/13: with no Change of Control	Qualifying Termination on 12/31/13: with Change of Control
James D. Taiclet, Jr.
Base salary (1)	–	$2,200,000	$2,200,000
Bonus (2)	–	1,100,000	1,100,000
Value of accelerated equity awards (3)(4)	–	–	19,391,456
Health benefits (5)	–	34,143	34,143

Total	–	$3,334,143	$22,725,599

Thomas A. Bartlett
Base salary (1)	–	$1,095,000	$1,095,000
Bonus (2)	–	511,000	511,000
Value of accelerated equity awards (3)(4)	–	–	6,996,472
Health benefits (5)	–	25,607	25,607

Total	–	$1,631,607	$8,628,079

William H. Hess
Base salary (1)	–	$900,000	$900,000
Bonus (2)	–	420,000	420,000
Value of accelerated equity awards (3)(4)	–	–	6,515,019
Health benefits (5)	–	25,607	25,607

Total	–	$1,345,607	$7,860,626

Steven C. Marshall
Base salary (1)	–	$900,000	$900,000
Bonus (2)	–	420,000	420,000
Value of accelerated equity awards (3)(4)	–	–	6,515,019
Health benefits (5)	–	18,624	18,624

Total	–	$1,338,624	$7,853,643

Edmund DiSanto
Base salary (1)	–	$795,000	$795,000
Bonus (2)	–	371,000	371,000
Value of accelerated equity awards (3)(4)(6)	$1,605,571	1,605,571	6,287,170
Health benefits (5)	–	25,607	25,607

Total	$1,605,571	$2,797,178	$7,478,777

(1)	For Mr. Taiclet, the amount reflects salary continuation for 104 weeks, based on Mr. Taiclet’s base salary as of December 31, 2013. For Messrs. Bartlett, Hess, Marshall and DiSanto, the amount reflects salary continuation for 78 weeks, based on base salary as of December 31, 2013. The Severance Program specifies that continuation of salary is to be paid bi-weekly.

(2)	This reflects a bonus with respect to a full year of service for the year ended December 31, 2013 and that a bonus target of 100% is met. Actual bonus payments upon separation are calculated pro-rata. For the year ended December 31, 2013, the bonus target for Mr. Taiclet was 100% of base salary and the bonus target for Messrs. Bartlett, Hess, Marshall and DiSanto was 70% of base salary.

(3)	Value of stock options reflects the excess of the market price of $79.82 of our Common Stock on December 31, 2013 over the exercise price of the stock option. Value of RSUs is determined using the market price of $79.82 of our Common Stock on December 31, 2013.

(4)	As of December 31, 2013, under the Severance Program, each executive is entitled to full acceleration of vesting of all outstanding equity-based awards, including, but not limited to, stock options and RSUs, upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control.

(5)	For Mr. Taiclet, this amount reflects a continuation of health and dental insurance for 104 weeks, based on the employer share of the cost of coverage for this time period. For Messrs. Bartlett, Hess, Marshall and DiSanto, this amount reflects a continuation of health and dental insurance for 78 weeks, based on the employer share of the cost of coverage for this time period. All amounts are estimates based on current rates and benefits elections made by each executive for the year ended December 31, 2013.

(6)	In addition to the full acceleration of vesting of all outstanding equity-based awards upon a Change of Control in accordance with the Severance Program, Mr. DiSanto’s equity-based awards that were granted after January 1, 2013 will vest upon his “qualifying retirement,” pursuant to the terms of the Company’s death, disability and retirement program, as described above. Mr. DiSanto would not be entitled to these benefits upon termination for “Cause.”

Director Compensation

As of December 31, 2013, our standard compensatory arrangement with our non-management Directors included the following:

•	an annual retainer of $65,000;

•	an annual payment of $10,000 with respect to each committee on which a Director serves (except that members of the Audit Committee shall receive $15,000);

•	an annual payment of $10,000 with respect to each committee on which a Director serves as Chairperson (except that the Chairpersons of the Audit and Compensation Committees shall receive $15,000); and

•	an annual payment of $30,000 for the Lead Director of the Board.

On March 11, 2013, we granted each of the eight non-management Directors then serving on our Board a fully-vested option to purchase 3,239 shares of our Common Stock. These options were granted with an exercise price of $76.90, which was the closing price of our Common Stock on the NYSE on the date of grant. On March 11, 2013, we also granted each of the eight non-management Directors then serving on our Board 813 fully vested RSUs.

The following table provides information concerning the compensation of each non-management Director who served on our Board during the year ended December 31, 2013. Information regarding the compensation of Mr. Taiclet may be found above under “Executive Compensation.”

Director Compensation for 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)(2)	Total ($)
(a)	(b)	(c)	(d)	(h)
Raymond P. Dolan	$85,000	$62,520	$62,513	$210,033
Ronald M. Dykes	$80,000	$62,520	$62,513	$205,033
Carolyn F. Katz	$95,000	$62,520	$62,513	$220,033
Gustavo Lara Cantu	$75,000	$62,520	$62,513	$200,033
JoAnn A. Reed	$80,000	$62,520	$62,513	$205,033
Pamela D.A. Reeve	$115,000	$62,520	$62,513	$240,033
David E. Sharbutt	$75,000	$62,520	$62,513	$200,033
Samme L. Thompson	$90,000	$62,520	$62,513	$215,033

(1)	The amounts in columns (c) and (d) reflect the aggregate grant date fair value of awards granted for the fiscal year ended December 31, 2013. See notes 1 and 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014, regarding assumptions underlying the valuation of equity awards.

(2)	As of December 31, 2013, each non-management Director who served on our Board during 2013 held the following outstanding options to purchase Common Stock. As of December 31, 2013, all of the following options were fully vested and exercisable:

Name	Number of Securities Underlying Outstanding Options (#)	Option Exercise Price ($)	Option Grant Date
Raymond P. Dolan	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013

Ronald M. Dykes	12,500	$42.95	6/01/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013

Carolyn F. Katz	25,000	$12.11	3/04/2004
	10,000	$18.15	4/01/2005
	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013

Name	Number of Securities Underlying Outstanding Options (#)	Option Exercise Price ($)	Option Grant Date

Gustavo Lara Cantu	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013

JoAnn A. Reed	25,000	$40.34	8/01/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013

Pamela D.A. Reeve	10,000	$18.15	4/01/2005
	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013

David E. Sharbutt	12,500	$35.72	9/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013

Samme L. Thompson	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013

In February 2014, based on review of peer group and benchmarking analyses, we adjusted the annual retainer and equity awards to provide a more competitive package for our Directors. Accordingly, for 2014, our standard compensatory arrangement with our non-management Directors includes the following:

•	an annual retainer of $75,000;

•	an annual payment of $10,000 with respect to each committee on which a Director serves (except that members of the Audit Committee shall receive $15,000);

•

an annual payment of $10,000 with respect to each committee on which a Director serves as Chairperson (except that the Chairpersons of the Audit and Compensation Committees shall each receive $15,000); and

•	an annual payment of $30,000 for the Lead Director of the Board.

In addition, Directors remain eligible to receive grants of fully vested options to purchase shares of our Common Stock and fully vested RSUs, which will typically be based on an award value of $240,000 in the year he or she is first elected to the Board and $150,000 annually thereafter.

Securities Authorized For Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2013.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (3)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (4)
	(a)	(b)	(c)
Equity compensation plans/arrangements approved by the stockholders (1)	7,946,308	$52.81	20,036,619
Equity compensation plans/arrangements not approved by the stockholders (2)	N/A	N/A	N/A

Total	7,946,308		20,036,619

(1)	Includes the 1997 Stock Option Plan, the 2007 Equity Incentive Plan and the American Tower Corporation 2000 Employee Stock Purchase Plan (ESPP).

(2)	Excludes shares issuable upon outstanding options granted under equity compensation plans which we assumed in connection with various merger and acquisition transactions.

(3)	Column (a) includes 1,840,137 shares underlying outstanding unvested RSUs and 6,106,171 shares underlying outstanding stock options. Because there is no exercise price for RSUs, such awards are not included in the weighted-average exercise price in column (b).

(4)	Includes 3,442,212 shares available for issuance under the ESPP and 16,594,407 shares available for grant under the 2007 Equity Incentive Plan as of December 31, 2013. Under the 2007 Equity Incentive Plan, we are authorized to grant various types of stock-based awards, including stock options, restricted stock, RSUs, stock equivalents and awards of shares of Common Stock that are not subject to restrictions or forfeiture. As the 1997 Stock Option Plan terminated in November 2007 upon the tenth anniversary of its effective date, the remaining shares subject to the 1997 Stock Option Plan are no longer available for issuance.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected, and the Audit Committee and the Board of Directors recommend stockholder ratification of, the firm of Deloitte & Touche LLP as our independent registered public accounting firm for year ended December 31, 2014. Deloitte & Touche LLP has served as our independent registered public accounting firm since our inception.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider their selection.

The Audit Committee and the Board of Directors recommend that the stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the current fiscal year.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders the opportunity to approve, on an advisory basis (a “say-on-pay” vote), the compensation of our named executive officers as described in “Compensation Discussion and Analysis” and related tabular and narrative disclosures in this Proxy Statement. We intend to submit our executive compensation to an advisory vote annually, consistent with the advisory vote of our stockholders at our 2011 Annual Meeting of Stockholders. Accordingly, the next advisory vote of our stockholders on executive compensation will be held at our 2015 Annual Meeting of Stockholders.

We believe that our executive officers play a critical role in the strategic, operational and financial performance of the Company that creates long-term stockholder value. Accordingly, our executive compensation philosophy is to create a balance that achieves our executive retention objectives, while rewarding our executive officers under a philosophy of pay-for-performance through an appropriate combination of base salary, performance bonus awards and long-term, equity-based compensation. Our executive compensation objectives include retaining our executive officers and aligning their interests with stockholder interests, rewarding our executive officers for individual performance that furthers the Company’s achievement of its business strategies, and rewarding our executive officers for contributions to Company performance. Stockholders are urged to read the “Compensation Discussion and Analysis,” accompanying compensation tables and related narrative disclosures in this Proxy Statement, which more thoroughly discuss our compensation philosophy and determinations. The Compensation Committee and the Board believe that our executive compensation program and policies are effective in implementing our compensation philosophy and in achieving its goals. Highlights of our executive compensation program and policies include the following:

•

Annual cash bonus awards tied directly to accomplishment of specific financial, strategic and operational performance goals; 50% of the award encourages executive collaboration in the achievement of Company financial targets (total rental and management revenue and Adjusted EBITDA) and 50% of the award encourages individual executive achievement of financial, strategic and operational performance goals (for example, expansion of business scope, offering of new products and optimization of capital structure), including certain budget metrics.

•	Compensation determinations are influenced by Company performance against external measures (for example the Company generated a total annual TSR of 5%).

•

Equity-based incentive awards vest over time, balancing the short-term performance-driven cash bonus award with a focus on long-term stockholder value creation with a 50%-50% split between stock options and RSUs.

•	Equity vesting upon a change in control only upon a termination of employment (a “double-trigger”) with no tax gross-ups provided.

•	Retirement and welfare benefits consistent with all employees, with no supplemental pension or deferred compensation plans for executive officers and limited perquisites.

•

Annual performance bonus awards and long-term, equity-based awards with terms that, in certain circumstances, allow the Company to “claw back” cash and shares received pursuant to such awards, or require, the payment to the Company of all gains realized upon disposition of such shares under certain circumstances.

•

Stock ownership guidelines that require each executive to own a number of shares at a multiple of his or her annual base salary (5 times base salary for our Chief Executive Officer, and 3 times base salary for our other executive officers who report directly to our Chief Executive Officer).

•	An annual risk review of the Company’s compensation programs to determine if any elements of these programs create an inappropriate level of risk.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the votes cast by or on behalf of the holders of Common Stock at the Annual Meeting. While this vote is required by law, it will neither bind the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, the Board encourages all stockholders to vote their shares on this matter, and will consider the outcome of the vote in future executive compensation decisions.

The Board of Directors unanimously recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

ADDITIONAL INFORMATION

Other Matters

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, Directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file a Form 5. Based solely on that review, we believe that, during the fiscal year ended December 31, 2013, our officers, Directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them, except the filing by the Company of one Form 5 on behalf of Mr. Bartlett, filed with the SEC on February 14, 2014, to report three transactions in prior years by his spouse.

Proposals of Stockholders

Pursuant to Rule 14a-8 promulgated under the Exchange Act, to be included in the Proxy Statement and form of proxy relating to our 2015 Annual Meeting, we must receive any proposals of stockholders intended to be presented at the meeting no later than December 5, 2014. In addition, any proposals must comply with the other requirements of Rule 14a-8.

Under our advance notice provisions in our By-Laws, if a stockholder wants to submit a proposal for the 2015 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the Proxy Statement under Rule 14a-8), or intends to nominate a person as a candidate for election to the Board directly, the stockholder can submit the proposal or nomination between January 20, 2015, which is 120 days before the anniversary of the 2014 Annual Meeting, and the close of business on February 19, 2015, which is 90 days before such anniversary. If the 2015 Annual Meeting is held more than 30 days before or more than 70 days after the anniversary of the 2014 Annual Meeting, the stockholder must submit any such proposal or nomination no earlier than the 120th day before the 2015 Annual Meeting and by the later of the 90th day before the 2015 Annual Meeting or the tenth day following the day on which public disclosure of the date of the 2015 Annual Meeting is first made. In addition, any proposals must comply with the other requirements of our By-Laws.

If you wish to present a proposal before the 2015 Annual Meeting, but do not wish to have the proposal considered for inclusion in the Proxy Statement and proxy card, you must also give written notice to us at American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Secretary. If you fail to deliver that notice so that the Secretary receives it on or before February 18, 2015, then proxies designated by the Board of Directors will have discretionary authority to vote on any such proposal.

Householding of Annual Meeting Materials

The SEC has also adopted a “householding” rule, which we have implemented for current and future stockholder communications, that permits us to deliver a single set of proxy materials to a household, even though two or more stockholders live under the same roof or a stockholder has shares registered in multiple accounts. This rule enables us to reduce the expense of printing and mailing associated with proxy materials and reduces the amount of duplicative information you may receive. Your consent will continue for as long as you remain a stockholder of the Company, unless you revoke it, which you may do at any time if you write or call Broadridge at the following address or phone number: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (800-542-1061). If you revoke your consent, we will begin sending separate copies within 30 days of the receipt of your revocation.

Some banks, brokers and other nominee record holders may be participating in the practice of householding notices, proxy statements and annual reports. We will promptly deliver a separate copy of each document to you if you write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500). If you wish to receive separate copies of the notice, proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Annual Report on Form 10-K

A copy of our Form 10-K for the year ended December 31, 2013, as filed with the SEC, excluding exhibits, will be furnished without charge to any stockholder upon request. Please write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500).

By Order of the Board of Directors,

James D. Taiclet, Jr.

Chairman of the Board, President and

Chief Executive Officer

Boston, Massachusetts

April 4, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and 2013 Annual Report are available at www.proxyvote.com

AMERICAN TOWER CORPORATION

116 HUNTINGTON AVENUE, 11th FLOOR

BOSTON, MASSACHUSETTS 02116

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of American Tower Corporation (“American Tower”), having received the Notice and Proxy Statement dated April 4, 2014, hereby appoints JAMES D. TAICLET, JR. and EDMUND DISANTO, and each of them, as proxies, each with the power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of common stock, $.01 par value per share, of American Tower that the undersigned would be entitled to vote if personally present at the 2014 Annual Meeting of Stockholders to be held on May 20, 2014 at 11:00 a.m., local time, in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116 and at any adjournment or postponement thereof, on the matters listed on the reverse side that are more particularly described in the Proxy Statement dated April 4, 2014.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH OF THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

116 HUNTINGTON AVENUE

BOSTON, MASSACHUSETTS 02116

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M., Eastern Time, the day before the annual meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposal 1:
1.	Election of Directors
Nominees:
		For	Against	Abstain

1a.	Raymond P. Dolan	☐	☐	☐

1b.	Ronald M. Dykes	☐	☐	☐

1c.	Carolyn F. Katz	☐	☐	☐

1d.	Gustavo Lara Cantu	☐	☐	☐

1e.	JoAnn A. Reed	☐	☐	☐

1f.	Pamela D.A. Reeve	☐	☐	☐

1g.	David E. Sharbutt	☐	☐	☐

1h.	James D. Taiclet, Jr.	☐	☐	☐

1i.	Samme L. Thompson	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014.	☐	☐	☐

3.	To approve, on an advisory basis, the Company’s executive compensation.	☐	☐	☐

NOTE:	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Signature (Joint Owners)	Date

Signature [PLEASE SIGN WITHIN BOX]	Date